Filed Pursuant to Rule 424(b)(5)
Registration No. 333-162731

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT (Subject to Completion) Issued November 2, 2011

(To Prospectus dated October 29, 2009)

$400,000,000

Human Genome Sciences, Inc.

    % CONVERTIBLE SENIOR NOTES DUE 2018

Interest payable May 15 and November 15

Human Genome Sciences, Inc. is offering $400,000,000 aggregate principal amount of its     % Convertible Senior Notes due 2018.

The notes will bear interest at a rate of     % per year, payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2012. The notes will mature on November 15, 2018, unless earlier converted or repurchased by us.

The conversion rate will initially be              shares of common stock per $1,000 principal amount of notes (corresponding to an initial conversion price of approximately $         per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest, if any. In addition, following certain corporate events, Human Genome Sciences will increase the conversion rate for a holder who elects to convert its notes in connection with that corporate event in certain circumstances.

Holders will be able to convert their notes at their option before the close of business on the business day immediately preceding August 15, 2018 only under the following circumstances: (1) during any calendar quarter commencing after December 31, 2011 (and only during such calendar quarter), if the last reported sale price of our common stock for each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (we refer to this five consecutive trading day period as the “measurement period”) in which the trading price per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the indenture, for each trading day during that measurement period was less than 98% of the product of the last reported sale price of the common stock and the applicable conversion rate on such trading day; or (3) upon the occurrence of specified corporate events. However, on or after August 15, 2018, and prior to the close of business on the business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the conditions specified above. Upon surrender of the notes for conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock in amounts described in this prospectus supplement.

In the event of a fundamental change, as described in this prospectus supplement, you will have the option, subject to specified conditions, to require us to repurchase for cash any notes held by you, at a price equal to 100% of the principal amount plus accrued and unpaid interest to, but not including, the repurchase date or, in specified circumstances, to convert your notes at an increased conversion rate based on the price paid per share of our common stock in the fundamental change transaction.

We may not redeem the notes prior to maturity.

The notes will be our general unsecured senior obligations ranking equally in right of payment to all of our senior unsecured indebtedness, if any. All payments (including, without limitation, the payment of the principal of, and interest on, the notes) will be equal in right of payment with all of our senior unsecured indebtedness, if any, and senior in right of payment to our existing and future subordinated debt, including our 2 1/4% Convertible Subordinated Notes due 2012. The notes will be effectively junior to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the notes will be effectively subordinate in right of payment to all claims of the creditors of our subsidiaries, including trade creditors.

The notes will not be listed on any securities exchange or automated dealer quotation system. Our common stock is listed on the Nasdaq Global Select Market under the symbol “HGSI.” On November 1, 2011, the last reported sale price of the common stock, as reported on the Nasdaq Global Select Market, was $10.25 per share.

Investing in the notes involves a high degree of risk. You should carefully consider the discussion under “Risk Factors” beginning on page S-10 of this prospectus supplement and in the reports we file with the Securities and Exchange Commission that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters have agreed to purchase the notes from us at a price equal to     % of the principal amount of the notes plus accrued interest, if any, from November     , 2011, subject to the terms and conditions in the underwriting agreement between the underwriters and us.

The underwriters propose to offer the notes from time to time for sale in one or more negotiated transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to the market prices at the time of the sale, or at negotiated prices. See “Underwriting”.

The underwriters may also purchase up to an additional $60,000,000 principal amount of notes within 30 days of the date of this prospectus supplement.

The underwriters expect to deliver the notes in book-entry form only, through the facilities of The Depository Trust Company on or about November     , 2011.

CITIGROUP

Prospectus Supplement dated November     , 2011

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus and any free writing prospectus that Human Genome Sciences authorizes to be distributed to you. You may obtain the information incorporated by reference into this prospectus supplement and the accompanying prospectus without charge by following the instructions under “Where You Can Find More Information” and “Incorporation by Reference” below. Human Genome Sciences has not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Human Genome Sciences is not and the underwriters are not making an offer to sell the notes or soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, any free writing prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since such respective dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If there is a difference between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated or the context otherwise requires, the terms “Human Genome Sciences,” “HGS,” “company,” “we,” “our,” and “us” refer to Human Genome Sciences, Inc. and its consolidated subsidiaries.

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectuses we have authorized for use in connection with this offering, include trademarks, service marks and trade names owned by us or others.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act (Registration No. 333-162731) and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including HGS. The SEC’s Internet site can be found at www.sec.gov.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, and does not contain all of the information that is important to you in making your investment decision. This prospectus supplement and the accompanying prospectus include information about the notes that we are offering as well as information regarding our business. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety. You should carefully consider the information set forth under “Risk Factors” in this prospectus supplement and the documents incorporated by reference before making an investment decision.

HUMAN GENOME SCIENCES, INC.

Human Genome Sciences, Inc. (“HGS”) is a biopharmaceutical company that exists to place new therapies into the hands of those battling serious disease. Our lead products are BENLYSTA® (belimumab) for systemic lupus erythematosus (“SLE”) and raxibacumab for inhalation anthrax.

BENLYSTA was approved on March 9, 2011 by the U.S. Food and Drug Administration (“FDA”) for the treatment of adult patients with active, autoantibody-positive SLE who are receiving standard therapy. We launched BENLYSTA shortly thereafter and recognized revenue from our first BENLYSTA sales in March 2011. On July 13, 2011, the European Medicines Agency granted marketing authorization for BENLYSTA as an add-on therapy in adult patients with active autoantibody-positive SLE, with a high degree of disease activity despite standard therapy. BENLYSTA is also currently available in Canada and several European countries, including Germany, Austria, Denmark, Finland, Hungary, Norway and Sweden.

BENLYSTA has been developed with our partner, GlaxoSmithKline (“GSK”), under a co-development and commercialization agreement. Under the agreement, we are responsible for the global supply of BENLYSTA. In the United States we and GSK both have sales teams that are working together to commercialize BENLYSTA. In Germany, France and Spain, our team will work alongside GSK to commercialize BENLYSTA, and in the rest of the world GSK will lead local implementation of the commercialization of BENLYSTA. We recognize product sales revenue from BENLYSTA sales in the U.S. and GSK recognizes product sales revenue from sales in the rest of the world. We share BENLYSTA profits and certain expenses with GSK on a worldwide basis.

We continue to deliver raxibacumab to the U.S. Strategic National Stockpile (“SNS”) for emergency use in treating inhalation anthrax. In July 2009, the U.S. Government (“USG”) exercised its option under our contract to purchase 45,000 additional doses of raxibacumab, with delivery to be completed over a three-year period. HGS expects to receive approximately $142.0 million from this second order as deliveries are completed, $103.8 million of which has been recognized as revenue through September 30, 2011. In May 2009, we submitted a Biologics License Application (“BLA”) to the FDA for raxibacumab for the treatment of inhalation anthrax. We received a Complete Response Letter in November 2009, and we will continue to work closely with the FDA to obtain approval. HGS will receive approximately $20.0 million from the USG upon FDA licensure of raxibacumab.

In addition to our internal pipeline, we have substantial financial rights to two novel drugs that GSK has advanced to late-stage development. The first of these is darapladib, which was discovered by GSK using HGS technology. In two Phase 3 trials, GSK is currently evaluating whether darapladib can reduce the risk of adverse cardiovascular events such as heart attack or stroke in patients with chronic coronary heart disease and acute coronary syndrome, respectively. With enrollment of more than 28,500 patients in the two trials, we believe the Phase 3 clinical program for darapladib is among the largest ever conducted to evaluate the safety and efficacy of any cardiovascular medication. The second is albiglutide, for which GSK currently has multiple Phase 3 trials in progress to evaluate the long-term efficacy, safety and tolerability of albiglutide as monotherapy and add-on therapy for patients with type 2 diabetes mellitus. Albiglutide was created by HGS using its proprietary albumin-fusion technology, and the product was licensed to GSK in 2004.

We are working on potential additional indications for BENLYSTA as well as additional methods of delivery. Currently, BENLYSTA is delivered by infusion at two week intervals for the first three doses and every four weeks thereafter. We are also working to expand and advance our mid- and early-stage pipeline, with a primary focus on immunology and oncology. In March 2011, we entered into an agreement with FivePrime Therapeutics, Inc. (“FivePrime”) to develop and commercialize FivePrime’s FP-1039 product candidate for multiple cancers. We continue to develop our oncology portfolio around our expertise in the apoptosis, or programmed cell death, pathway. In addition, we may initiate Phase 1b development of our human monoclonal antibody to the CCR5 receptor for the treatment of ulcerative colitis.

Strategic partnerships are an important driver of our commercial success and allow us to leverage our strengths and gain access to sales and marketing infrastructure, as well as complementary technologies. Some of these partnerships provide us with licensing or other fees, clinical development cost-sharing, milestone payments and rights to royalty payments as products are developed and commercialized. In some cases, we are entitled to certain commercialization, co-promotion, revenue-sharing and other product rights. In other partnerships, in order to access technologies or potential products, we are required to pay licensing or other fees, clinical development cost-sharing, milestone payments and rights to royalty payments as products are developed and commercialized, and have granted certain commercialization, co-promotion, revenue-sharing and other product rights to our partner.

Corporate Information

We are a Delaware corporation headquartered at 14200 Shady Grove Road, Rockville, Maryland 20850-7464. Our telephone number is (301) 309-8504. Our website address is www.hgsi.com. Information contained on our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following is a brief summary of the terms of this offering and the notes. We provide the following summary solely for your convenience. This summary is not a complete description of this offering or the notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled “Description of Notes,” the words “HGS,” “we,” “our,” “us” and “the company” refer only to Human Genome Sciences, Inc. and not to any of its subsidiaries. For a more detailed description of the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. For a more detailed description of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Issuer	Human Genome Sciences, Inc., a Delaware corporation

Securities Offered	$400,000,000 principal amount of % Convertible Senior Notes due 2018.

Option to Purchase Additional Notes	We have granted the underwriters an option to purchase up to an additional $60,000,000 principal amount of notes, within 30 days from the date of this prospectus supplement.

Maturity Date	November 15, 2018, unless earlier repurchased or converted.

Issue Price	100% of principal amount, plus accrued interest, if any, from November , 2011.

Interest	% per annum. Interest will accrue from November , 2011, or from the most recent date on which interest has been paid or duly provided for, to, but excluding, the next interest payment date or maturity date, as the case may be. Interest will be payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2012, except as described in this prospectus supplement.

Conversion Rights	Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding August 15, 2018, in multiples of $1,000 principal amount, only under the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on December 31, 2011 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•

during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes—Conversion Rights—Conversion Upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or

•	upon the occurrence of specified corporate events described under “Description of Notes—Conversion Rights—Conversion Upon Specified Corporate Events.”

On or after August 15, 2018 and until the close of business on the business day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes will initially be shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of our common stock), subject to adjustment as described in this prospectus supplement.

Settlement Upon Conversion	Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation in solely cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 25 trading day observation period (as described herein).

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

See “Description of Notes—Conversion Rights—Settlement Upon Conversion.”

Repurchase at Option of Holder Upon a Fundamental Change	If we experience a fundamental change, as described under “Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change,” holders will, subject to specified conditions, have the right, at their option, to require us to repurchase for cash all or a portion of their notes. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date. See “Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change.”

Adjustment to Conversion Rate Upon a Fundamental Change

Following certain corporate events that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under “Description of Notes—Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change.”

Ranking	The notes will be our general unsecured senior obligations ranking equally in right of payment to all of our senior unsecured indebtedness, if any. All payments (including, without limitation, the payment of the principal of, and interest on, the notes) will be equal in right of payment with all of our senior unsecured indebtedness, if any, and senior in right of payment to our existing and future subordinated debt, including our outstanding 2 1/4% Convertible Subordinated Notes due 2012 (the “2012 Notes”). The notes will be effectively junior to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the notes will be effectively subordinate in right of payment to all claims of the creditors of our subsidiaries, including trade creditors.

See “Description of Notes—Ranking.”

As of September 30, 2011, we had no outstanding senior indebtedness, $272.8 million ($285.1 million face value) of subordinated indebtedness ($78.3 million of which was repaid in October 2011) and $648.5 million of total liabilities on a consolidated basis. Of this amount, subsidiaries of HGS had approximately $14.6 million of liabilities (including trade payables and excluding intercompany liabilities) to which the notes will be effectively subordinated.

On a pro forma basis after giving effect to the repayment of the 2 1/4% Convertible Subordinated Notes due 2011 (the “2011 Notes”) on October 15, 2011 and this offering:

•	we would have had approximately $ million ($400.0 million face value) of total senior indebtedness, which would have ranked senior to the 2012 Notes;

•	we would have had total indebtedness of approximately $ million ($858.5 million face value) on a consolidated basis, including $194.5 million ($206.7 million face value) of the 2012 Notes; and

•

our subsidiaries would have had approximately $14.6 million of liabilities (including trade payables but excluding intercompany liabilities) to which the notes would have been structurally subordinated.

The indenture governing the notes does not limit the amount of indebtedness or other liabilities that we or our subsidiaries may incur.

Events of Default	If an event of default on the notes occurs, the principal amount of the notes plus accrued and unpaid interest may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving HGS.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional notes in full), after deducting estimated offering expenses payable by us.

We intend to use approximately $ million of the net proceeds of this offering to fund the cost of the capped call transactions described below, which we expect to enter into with one or more counterparties, which may include some of the underwriters and/or their affiliates (the “hedge counterparties”) in connection with this offering. If the underwriters exercise their option to purchase additional notes, we may use a portion of the net proceeds from the sale of such additional notes to fund the cost of entering into additional capped call transactions with the hedge counterparties.

We intend to use the remaining net proceeds from this offering for general corporate purposes, which may include repurchases of our outstanding 2012 Notes before their scheduled maturity date on August 15, 2012, or repayment of the 2012 Notes at maturity unless they are converted into our common stock.

See “Use of Proceeds.”

Capped Call Transactions	In connection with the pricing of the notes, we intend to enter into capped call transactions with the hedge counterparties with respect to the number of shares of our common stock initially issuable upon conversion of the notes. If the underwriters exercise their option to purchase additional notes, we may enter into additional capped call transactions with the hedge counterparties with respect to the number of shares of our common stock initially issuable upon conversion of the additional notes. The capped call transactions will cover the number of shares of our common stock initially issuable upon conversion of the notes or additional notes, as applicable, with an initial strike price equal to the initial conversion price of the notes and with a cap price which is expected to be approximately 180% of the last reported sale price of our common stock (in each case subject to certain anti-dilution adjustments). The capped call transactions are intended to reduce the potential dilution to our common stock and/or offset any potential cash payments in excess of the principal amount of the converted notes, as the case may be, upon conversion of the notes as described in “Description of the Capped Call Transactions.”

In connection with establishing their initial hedge of the capped call transactions, the hedge counterparties (and/or their affiliates):

•	expect to enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with, or shortly following, the pricing of the notes; and

•

may unwind all or a portion of the over-the-counter cash-settled derivative transactions with respect to our common stock and/or purchase shares of our common stock in secondary market transactions and/or privately negotiated transactions shortly following the pricing of the notes.

These activities could increase or prevent a decline in the price of our common stock concurrently with or shortly following the pricing of the notes. The effect, including the direction or magnitude of the effect of these activities, if any, on the market price of our common stock or the notes will depend on several factors, including market conditions, and cannot be ascertained at this time.

In addition, we have been advised by the hedge counterparties (and/or their affiliates) that they expect to modify their hedge positions following pricing of the notes from time to time by entering into or unwinding various over-the-counter derivative transactions with respect to shares of our common stock, and/or by purchasing or selling shares of our common stock or the notes in secondary market transactions and/or privately negotiated transactions (and is likely to do so during any observation period relating to a conversion of the notes). The effect, including the direction or magnitude of the effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, the number of shares of our common stock and/or the amount of cash you may receive upon conversion of the notes.

For a discussion of the impact of any market or other activity by any hedge counterparty (or its affiliates) in connection with the capped call transactions, see “Risk Factors—Risks Related to the Notes and this Offering—The capped call transactions may affect the value of the notes and our common stock,” “Description of the Capped Call Transactions” and “Underwriting.”

The capped call transactions are separate transactions entered into by us and the hedge counterparties, are not part of the terms of the notes and will not affect a holder’s rights under the notes. Holders of the notes will not have any rights with respect to the capped call transactions.

Redemption	We do not have the right to redeem the notes prior to maturity, and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	Prior to this offering, there was no public market for the notes, and we do not intend to list the notes on any national securities exchange. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including the market price of our common stock, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters are not obligated to do so, and they may cease their market-making at any time and without notice.

No Listing	We do not intend to apply for listing of the notes on any securities exchange. Our common stock is listed on The NASDAQ Global Select Market under the symbol “HGSI.”

Material United States Federal Income Tax Considerations	For certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes are convertible, see “Material United States Federal Income Tax Considerations.”

Trustee, Paying Agent and Conversion Agent	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	See “Risk Factors” beginning on page S-10 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks described under the caption “Risk Factors” in Item 1A of our quarterly report on Form 10-Q for the period ended September 30, 2011, for a discussion of factors that should be considered before investing in the notes.

RATIO OF EARNINGS TO FIXED CHARGES

We present below the ratio of our earnings to our fixed charges. Earnings consist of net loss plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and that portion of rental expense we believe to be representative of interest. Amounts shown below are in thousands, except ratio data.

	Nine Months Ended September 30, 2011	Year Ended December 31,(1)
		2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	—	—	1.06	—	—	—
Coverage deficiency(2)(3)(4)(5)	$(300,084)	$(233,231)	$—	$(268,891)	$(284,371)	$(264,087)

(1)	We adopted FASB ASC Topic 470 effective January 1, 2009 and retrospectively applied FASB ASC Topic 470 to all periods presented.
(2)	Our coverage deficiency for the nine months ended September 30, 2011 includes a $50,000 upfront license fee payment to FivePrime, which is reflected in research and development expenses in the statement of operations.
(3)	Our ratio of earnings to fixed charges for 2009 includes a gain on extinguishment of debt of $38,873, a gain on sale of an equity investment of $5,259 and reflects revenues received in connection with the delivery of raxibacumab to the SNS. These amounts should not be considered indicative of our future performance.
(4)	Our coverage deficiency for 2008 includes a gain on the sale of an equity investment of $32,518 partially offset by a charge for an impaired investment of $6,284.
(5)	Our coverage deficiency for 2006 includes charges for facility-related exit charges of $29,510 partially offset by a gain on the sale of an equity investment of $14,759.

RISK FACTORS

Investing in the notes being offered by the prospectus supplement and the accompanying prospectus involves a high degree of risk. In addition to the risk factors set forth below, you should carefully consider the risks described under the caption “Risk Factors” in Item 1A of our quarterly report on Form 10-Q for the period ended September 30, 2011, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of the risks described below or in our quarterly report on Form 10-Q for the period ended September 30, 2011 actually occur, it may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our common stock and the trading price of the notes could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to the Notes and this Offering

Our substantial indebtedness and lease obligations could adversely affect our business, financial condition or results of operations and prevent us from fulfilling our obligations under the notes.

We currently have and, after this offering, will continue to have a significant amount of indebtedness. As of September 30, 2011, our total consolidated indebtedness was $524.5 million ($536.8 million face value). On a pro forma basis, as of September 30, 2011, after giving effect to the repayment of the $78.3 million of our 2011 Notes in October 2011 and this offering, we would have had total consolidated indebtedness of $             million ($858.5 million face value). We also have substantial obligations under operating leases. This substantial level of indebtedness and lease obligations increases the risk that we may be unable to generate enough cash to pay amounts due in respect of our indebtedness and lease obligations, including the notes.

Our substantial indebtedness and lease obligations could have important consequences to you and significant effects on our business. For example, it could:

•	make it more difficult for us to satisfy our financial obligations with respect to the notes and other indebtedness and long-term lease obligations;

•	increase our vulnerability to general adverse economic and industry conditions, changing competitive pressures and government regulations;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, marketing efforts, continued clinical trials, capital expenditures, our strategic growth initiatives and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from making acquisitions or otherwise taking advantage of business opportunities that may arise;

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness; and

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes.

During the nine months ended September 30, 2011, we made cash interest payments on our convertible subordinated debt of $6.9 million. During the nine months ended September 30, 2011 we also made cash payments on our long-term lease financing of $18.7 million. In addition, we have operating leases, primarily our long-term operating lease for our headquarters, for which we made cash payments of $15.2 million during the nine months ended September 30, 2011. If we complete this offering, our annual debt service obligation will increase substantially. We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will continue to generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, make payments on our leases, or that our cash needs will not increase. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of the outstanding 2012 Notes, the notes to be offered and sold in this offering, or any indebtedness or leases that we may incur in the future, we would be in default, which would permit the holders of the affected notes or other indebtedness to accelerate the maturity of such notes or other indebtedness or permit lessors to terminate certain leases or liquidate certain collateral pursuant to such leases and could cause defaults under the company’s other notes, leases and indebtedness. Any default under these notes or any indebtedness or leases that we may incur in the future could have a material adverse effect on our business, results of operations and financial condition.

The notes are effectively subordinated to any of our secured debt and structurally subordinated to the liabilities of our subsidiaries.

The notes will be our general unsecured senior obligations ranking equally in right of payment to all of our senior unsecured indebtedness, if any. All payments (including, without limitation, the payment of the principal of, and interest on, the notes) will be equal in right of payment with all of our senior unsecured indebtedness, if any, and senior in right of payment to our existing and future subordinated debt, including our outstanding 2012 Notes. The notes will be effectively junior to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the notes will be effectively subordinate in right of payment to all claims of the creditors of our subsidiaries, including trade creditors. As of September 30, 2011, we had no secured indebtedness. The provisions of the indenture governing the notes will not prohibit us from incurring secured indebtedness in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral securing such indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full.

Our subsidiaries will not guarantee the notes. Accordingly, the notes will also be structurally subordinated to all existing or future unsecured and secured liabilities and preferred equity of our subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, we, as a common equity owner of such subsidiary, and, therefore, holders of our debt, including holders of the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors, and preferred equity holders. As of September 30, 2011, the aggregate amount of liabilities of our subsidiaries was $14.6 million, including trade and other payables and excluding intercompany liabilities), and our subsidiaries had no outstanding preferred equity. The provisions of the indenture governing the notes will not prohibit our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future.

We may not have the ability to raise the funds necessary to finance any required repurchases of our outstanding notes, which would constitute an event of default under our indenture.

Under the indenture for our outstanding 2012 Notes, if a designated event, such as the termination of trading of our common stock on The NASDAQ Global Select Market or a specified change of control transaction occurs prior to maturity, we may be required to make an offer to purchase all or part of our outstanding 2012 Notes. Although the indenture for our outstanding 2012 Notes would allow us in certain circumstances to pay the redemption price for the outstanding 2012 Notes in shares of our common stock, if a designated event were to occur, we may not have sufficient funds to pay the redemption prices for all the 2012 notes tendered.

We have not established a sinking fund for payment of our outstanding notes, nor do we anticipate doing so. In addition, our ability to purchase the notes may be limited by law, by regulatory authority or we may in the future enter into credit agreements or other agreements that may contain provisions prohibiting redemption or repurchase of the outstanding 2012 Notes under certain circumstances, or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from purchasing or redeeming the outstanding 2012 Notes, we could seek a waiver from the holders of the 2012 Notes or attempt to refinance the 2012 Notes. If we were not able to obtain consent, we would not be permitted to repurchase the 2012 Notes. Our failure to purchase tendered notes would constitute an event of default under the indenture governing our outstanding 2012 Notes, which could also lead to a default under the terms of our other indebtedness.

We may not have the ability to purchase the notes upon a fundamental change.

If a fundamental change as defined under the indenture for the notes occurs, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof such that the principal amount that remains outstanding of each note purchased in part equals $1,000 or an integral multiple of $1,000 in excess thereof. The fundamental change purchase price will equal 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. However, we may not have sufficient funds at the time we are required to purchase the notes surrendered therefor and we may not be able to arrange necessary financing on acceptable terms, if at all.

We will not establish a sinking fund for payment of the notes, nor do we anticipate doing so. In addition, our ability to purchase the notes may be limited by law, by regulatory authority or we may in the future enter into credit agreements or other agreements that may contain provisions prohibiting redemption or repurchase of the notes under certain circumstances, or may provide that a fundamental change constitutes an event of default under that agreement. If we fail to pay the fundamental change purchase price when due we will be in default under the indenture governing the notes. A default under the indenture or the fundamental change itself could also lead to a default under the agreements governing our other indebtedness.

Our board of directors and management will have broad discretion to use the proceeds from this offering, and may not use them successfully.

We intend to use approximately $         million of the net proceeds of this offering to fund the cost of the capped call transactions that we expect to enter into in connection with the pricing of this offering. If the underwriters exercise their option to purchase additional notes, we may use a portion of the net proceeds from the sale of such additional notes to fund the cost of entering into additional capped call transactions with the hedge counterparties.

We intend to use the remaining net proceeds from this offering for general corporate purposes, which may include repurchases of our outstanding 2012 Notes before their scheduled maturity date on August 15, 2012, or repayment of the 2012 Notes at maturity unless they are converted into our common stock. Our board of directors and management will have broad discretion as to the use of the offering proceeds. Accordingly, you will be relying on the judgment of our board of directors and management with regard to the use of these proceeds and you will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the company.

The notes are not protected by financial or restrictive covenants, which in turn may allow us to engage in a variety of transactions that may impair our ability to fulfill our obligations under the notes.

The indenture under which the notes will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, may not protect you in the event of a takeover, recapitalization, highly leveraged transaction, event resulting in a decline in our credit rating or other similar transaction. The requirement that we offer to repurchase the notes upon a fundamental change is limited to the transactions specified in the definition of a “fundamental change” under “Description of the Notes—Repurchase at Option of the Holder Upon a Fundamental Change.” Similarly, the circumstances under which we are required to adjust the conversion rate upon the occurrence of a “make whole fundamental change” are limited to circumstances where a note is converted in connection with such a transaction as set forth under “Description of the Notes—Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change.” Accordingly, subject to restrictions contained in any future debt agreements, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations that could affect our capital structure and the value of the notes and common stock but would not constitute a fundamental change or a make-whole fundamental change under the terms of the notes.

Some significant restructuring transactions that may adversely affect you may not constitute a “fundamental change” under the indenture, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a “fundamental change” (as defined under “Description of the Notes—Repurchase at Option of the Holder Upon a Fundamental Change”), you have the right, at your option, to require us to repurchase your notes for cash. However, the definition of fundamental change contained in the indenture is limited to certain enumerated transactions. As a result, the fundamental change provision of the indenture will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes would not have the right to require us to repurchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost option value of your notes as a result of such transaction. In addition, the definition of a make-whole fundamental change is limited and may not protect you from losing some of the option value of your notes in the event of a variety of transactions that do not constitute a make-whole fundamental change.

Upon the occurrence of a make-whole fundamental change, we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed paid) per share of our common stock in such make-whole fundamental change, all as described below under “Description of the Notes—Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change.”

Although the adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change is designed to compensate you for the option value of your notes that you lose as a result of a make-whole fundamental change, it is only an estimate of such value and may not adequately compensate you for such lost option value. In addition, if the price paid (or deemed paid) for our common stock in the make-whole fundamental change is greater than $         per share or less than $         per share (in each case, subject to adjustment in accordance with the indenture), then we will not be required to adjust the conversion rate if you convert your notes in connection with such make-whole fundamental change. Moreover, in no event will we increase the conversion rate solely because of such an adjustment to a rate that exceeds              shares of common stock per $1,000 principal amount of notes, subject to adjustments in accordance with the indenture.

Furthermore, the definition of make-whole fundamental change contained in the indenture is limited to certain enumerated transactions. As a result, the make-whole fundamental change provisions of the indenture will not afford protection to holders of the notes in the event that other transactions occur that could adversely affect the option value of the notes.

In addition, our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof could be subject to general equity principles such as the reasonableness of economic remedies.

Adjustments to the conversion rate do not cover all dilutive events that may adversely affect the value of the notes.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights, options or warrants, subdivisions, combinations, distributions of our capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur and that event may not result in an adjustment to the conversion rate.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the notes or enter into listed or over-the-counter derivative transactions linked to our common stock and dynamically adjusting their short position while they hold the notes. As a result, any specific rules regulating short selling of securities or derivatives linked to securities or other governmental action that interferes with the ability of market participants to effect short sales or enter into derivatives linked to securities in our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

Recently, the Securities and Exchange Commission (“SEC”) and other regulatory and self-regulatory authorities have implemented various rule changes and are expected to adopt additional rule changes in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of SEC Regulation SHO restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more in one day. If this circuit breaker is triggered, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” these Rule 201 restrictions may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes.

The SEC also approved a pilot program allowing several national securities exchanges and the Financial Industry Regulatory Authority, Inc., or FINRA, to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and over 300 exchange traded funds if the price of any such security moves 10% or more from a sale price in a five-minute period, which we refer to as the SRO pilot program. The SRO pilot program was initially extended to the earlier of August 11, 2011 or the date on which a proposed new “limit up/limit down mechanism” to address extraordinary market volatility is adopted and effective as to the securities covered by the SRO pilot program, which we refer to as the limit up/limit down proposal. However, the pilot period has been extended to January 31, 2012. The limit up/limit down proposal advanced by FINRA and other SROs would lock trading in listed equity securities into a price band based on the security’s average price over the preceding five minutes. The price bands would be 5% above or below the average price for securities currently subject to the SRO pilot program, and 10% for securities not subject to the SRO pilot program; the percentage bands would be doubled during opening or closing. The inability to trade within those price bands would trigger a trading pause.

Our common stock is among the securities covered by the SRO pilot program. The SEC is expected to determine whether to approve the limit up/limit down proposal following the comment period that expired on June 22, 2011.

FINRA and exchange rule amendments intended to clarify the review process for potentially erroneous trades in exchange-listed securities have also been adopted. In particular, these rule amendments establish uniform standards for reviews of (i) multi-stock events involving 20 or more securities and (ii) transactions that trigger an individual stock trading pause by a primary listing market and subsequent transactions that occur before the trading halt is in effect for over-the-counter trading. The relevant amendments to FINRA Rule 11892 (Clearly Erroneous Transactions in Exchange-Listed Securities) and corresponding exchange rules were approved on September 10, 2010 on a pilot basis, with an original end date of April 11, 2011. However, the pilot period has been extended to January 31, 2012.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act on July 21, 2010 also introduces regulatory uncertainty that may impact trading activities relevant to the notes. This new legislation may require many over-the-counter security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, dealers and major market participants and end-user counterparties may be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared security-based swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to implement a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. The general effective date of these requirements was July 16, 2011 and related rules generally will be effective 60 days after the publication of the final rules; however, it is unclear what type of derivatives linked to securities will be governed by this legislation as “security-based swaps” and whether the margin requirements will apply or apply retroactively to existing security-based swap transactions. We cannot predict how this legislation will ultimately be implemented by the SEC and other regulators or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and national securities exchange rule changes and/or implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales of the common stock of a variety of financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, including the recently adopted amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, could similarly adversely affect the trading price and the liquidity of the notes and make the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition.

The capped call transactions may affect the value of the notes and our common stock.

In connection with the pricing of the notes, we intend to enter into capped call transactions with one or more hedge counterparties. In addition, if the underwriters exercise their option to purchase additional notes, we may enter into additional capped call transactions with the hedge counterparties. The capped call transactions will cover the number of shares of our common stock initially issuable upon conversion of the notes or additional notes, as applicable, with an initial strike price equal to the initial conversion price of the notes and with a cap price initially equal to $        , or approximately %     of the initial strike price (in each case subject to certain anti-dilution adjustments).

The capped call transactions are intended generally to reduce the potential dilution to our common stock and/or to offset potential cash payments in excess of the principal amount of the converted notes upon conversion of the notes as described under “Description of the Capped Call Transactions.” If, however, the market value per share of our common stock, as measured under the terms of the capped call transactions at the time of exercise, exceeds the cap price of the capped call transactions, the number of shares of our common stock we expect to receive upon the exercise of the capped call transactions will be capped and the dilution mitigation under the capped call transactions will be limited to the number of shares of our common stock we receive under the capped call transactions.

In connection with establishing their initial hedge of the capped call transactions, the hedge counterparties (and/or their affiliates):

•	expect to enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with, or shortly following, the pricing of the notes; and

•

may unwind all or a portion of the over-the-counter cash-settled derivative transactions and/or purchase shares of our common stock in secondary market transactions and/or privately negotiated transactions shortly following the pricing of the notes.

These activities could increase or prevent a decline in the price of our common stock concurrently with or shortly following the pricing of the notes. The effect, including the direction or magnitude of the effect of these activities, if any, on the market price of our common stock or the notes will depend on several factors, including market conditions, and cannot be ascertained at this time.

In addition, we have been advised by the hedge counterparties (and/or their affiliates) that they expect to modify their hedge positions following pricing of the notes by entering into or unwinding various over-the-counter derivative transactions with respect to shares of our common stock, and/or by purchasing or selling shares of the common stock or the notes in secondary market transactions and/or privately negotiated transactions (and are likely to do so during any observation period related to a conversion of the notes). The effect, including the magnitude and direction of the effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect your ability to convert the notes and, to the extent the activities occur during any observation period related to a conversion of the notes, the number of shares of our common stock and/or the amount of cash comprising the daily net settlement amount(s) you may receive upon conversion of the notes.

The decision by the hedge counterparties (and/or their affiliates) to engage in any of these transactions and discontinue any of these transactions with or without notice, once commenced, is within the sole discretion of the hedge counterparties (and/or their affiliates).

In addition, if the capped call transactions fail to become effective when this offering of notes is completed, or if the offering is not completed, the hedge counterparties (and/or their affiliates) may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes. Under certain circumstances, we may be required to reimburse the hedge counterparties (and/or their affiliates) for the cost of these hedge unwind transactions.

The capped call transactions are separate transactions, are not part of the terms of the notes and will not affect your rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions.

See “Description of the Capped Call Transactions” and “Underwriting.”

We are subject to counterparty risk with respect to the capped call transactions.

The hedge counterparties are financial institutions, and we will be subject to the risk that the hedge counterparties may default or otherwise fail to perform, or may exercise certain rights to terminate their obligations, under the capped call transactions. Our exposure to the credit risk of the hedge counterparties will not be secured by any collateral. Global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions, including a bankruptcy filing by Lehman Brothers Holdings Inc. and its various affiliates. If the hedge counterparties become subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at the time under those transactions. Our exposure will depend on many factors but, generally, an increase in our exposure will be correlated to an increase in the market price of our common stock or in volatility of our common stock. In addition, upon a default or other failure to perform by, or a termination of the obligations of, any of the hedge counterparties, we may suffer adverse tax consequences as well as dilution with respect to our common stock. We can provide no assurances as to the financial stability or viability of the hedge counterparties.

We may issue additional shares of our common stock or instruments convertible into our common stock, including in connection with conversions of notes, and thereby materially and adversely affect the price of our common stock, and, in turn, the notes.

Subject to lock-up provisions that apply for the first 90 days after the date of this prospectus supplement, we are not restricted from issuing additional shares of our common stock or other instruments convertible into our common stock during the life of the notes. As of September 30, 2011, in addition to the 198,664,617 shares of common stock outstanding and after giving effect to the repayment of our 2011 Notes in October 2011, we had an aggregate of approximately 11,624,827 shares of our common stock issuable upon conversion of our outstanding 2012 Notes at an applicable conversion price of $17.78 per share; 25,938,193 shares of our common stock issuable upon the exercise of options outstanding as of September 30, 2011, having a weighted-average exercise price of $16.40 per share, including 4,317,115 stock options granted during the nine months ended September 30, 2011 with a weighted-average grant date fair value of $14.45 per share; and 376,809 shares of our common stock issuable upon the vesting of restricted stock unit awards outstanding as of September 30, 2011. In addition, a substantial number of shares of our common stock is reserved for issuance upon the conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. If we issue additional shares of our common stock or instruments convertible into our common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the notes. Furthermore, the conversion or exercise of some or all of the notes or other outstanding securities referenced above may dilute the ownership interests of existing stockholders, and any sales in the public market of shares of our common stock issuable upon any such conversion or exercise could adversely affect prevailing market prices of our common stock or the notes. In addition, the anticipated issuance and sale of substantial amounts of common stock or the anticipated conversion or exercise of securities into shares of our common stock could depress the price of our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of the cash, shares of our common stock or combination of cash and shares of our common stock into which a note would otherwise be convertible.

Prior to the close of business on the business day immediately preceding August 15, 2018, the notes are convertible into, at our option, cash, shares of our common stock or for a combination of cash and shares of our common stock only if specified conditions are met. If these specified conditions are not met, you will not be able to convert your notes until August 15, 2018, and you may not be able to receive the value of the consideration into which the notes would otherwise be convertible. Therefore, you may not be able to realize the appreciation, if any, in the value of our common stock after the issuance of the notes in this offering and prior to such date. In addition, the inability to freely convert may also adversely affect the trading price of the notes and your ability to resell the notes.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right.

Under terms of the notes, a converting holder will be exposed to fluctuations in the market price of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. The amount of consideration that you will receive upon conversion will be based upon the volume weighted average price of our common stock for each of the 25 trading days during the relevant observation period. Accordingly, if the price of our common stock decreases during this period, the value of the consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighted average prices of our common stock during such period, the value of the cash, shares of our common stock or combination of cash and shares of our common stock, that you receive in satisfaction of our conversion obligation will be less than the conversion value of the notes used to determine the cash, shares of our common stock or combination of cash and shares of our common stock that you will receive.

If we elect to satisfy our conversion obligation in shares of our common stock upon conversion of the notes, we will be required to deliver shares, if any, on the third business day immediately following the relevant conversion date, if we elect physical settlement in full, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method. Accordingly, if the price of our common stock decreases during this period, the value of shares that you receive, if any, will be adversely affected and would be less than the conversion value of the notes on the conversion date.

We expect that the trading price of the notes will be significantly affected by changes in the market price of our common stock, the interest rate environment and our credit quality, each of which could change substantially at any time.

We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the market price of our common stock, the interest rate environment and our credit quality. Each of these factors may be volatile, and may or may not be within our control.

We cannot predict whether the market price of our common stock will rise or fall or whether the volatility of our common stock will continue at its historical level. In addition, general market conditions, including the level of, and fluctuations in, the market price of stocks generally, may affect the market price and the volatility of our common stock. Moreover, we may or may not choose to take actions that could influence the volatility of our common stock.

Changes in interest rates, or expected future interest rates, during the term of the notes may affect the trading price of the notes. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

Furthermore, the trading price of the notes will likely be significantly affected by any change in our credit quality. Because our credit quality is influenced by a variety of factors, some of which are beyond our control, we cannot guarantee that we will maintain or improve our credit quality during the term of the notes. In addition, because we may choose to take actions that adversely affect our credit quality, such as incurring additional debt, there can be no guarantee that our credit quality will not decline during the term of the notes, which would likely negatively impact the trading price of the notes.

If an active trading market does not develop for the notes, you may not be able to resell them.

Prior to this offering, there was no public market for the notes, and we do not currently plan to list the notes on any securities exchange. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. The liquidity of the trading market in the notes and future trading prices of the notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We have been informed by the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making at any time.

The price of our common stock, and therefore of the notes, is volatile and may decline regardless of our operating performance, and this may make it difficult for you to resell the notes or common stock issuable upon conversion of the notes when you want or at prices you find attractive.

Our stock price, like the stock prices of many other biotechnology companies, has been highly volatile. During the 12 months ended October 31, 2011, the closing price of our common stock has been as low as $9.88 per share and as high as $29.70 per share. These broad market fluctuations may cause the market price of our common stock to be lower or more volatile than you expected. This market volatility could reduce the market price of our common stock, regardless of our operating performance. In addition, the trading price of our common stock could change significantly over short periods of time in response to actual or anticipated variations in our quarterly operating results, announcements by us or our respective competitors, including the results of testing, clinical trials, technological innovations or new commercial products, or other factors, making it more difficult for shares of our common stock to be sold at a favorable price or at all. The market price of our common stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for biotechnology companies.

In addition, the stock markets, and in particular The Nasdaq Global Select Market, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business. Because the notes are convertible based on shares of our common stock, any decrease in the price of our common stock may depress the trading price of the notes. The risk of volatility and depressed prices of our common stock also applies to holders who receive shares of our common stock upon conversion of their notes.

If securities or industry analysts fail to continue publishing research about our business, if they change their recommendations adversely or if our results of operations do not meet their expectations, our stock price and trading volume could decline and the trading price of the notes may fall.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and the trading price of the notes to fall. In addition, it is possible that in some future period our operating results will be below the expectations of securities analysts or investors. If one or more of the analysts who cover us downgrade our stock, or if our results of operations or commercialization of BENLYSTA or other new products do not meet their expectations, our stock price could decline and the trading price of the notes could fall.

An adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating for the notes, but if a rating agency rates the notes, it may assign a rating that is lower than expected by investors. Ratings agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock to the extent we settle all or any part of our conversion obligations with shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), until the time at which they become record holders of our common stock, which, if we deliver shares of common stock as part of our conversion obligation, will generally be the close of business on the conversion date (in the case of physical settlement in full) or the last trading day of the relevant observation period (in the case of combination settlement), but will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be a record holder of our common stock, you generally will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes affecting our common stock. In addition, because of the conditional conversion, and the settlement features of the notes, which would permit us to satisfy our obligation upon conversion solely in cash should we elect to do so, you may not be able to convert your notes until August 15, 2018 and you may not receive any shares upon conversion.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax even though you do not receive a corresponding cash distribution. In addition, if we fail to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us, you may be deemed to have received a taxable dividend. Further, if a make-whole fundamental change occurs on or prior to the maturity date of the notes, and we increase the conversion rate for the notes converted in connection with the make-whole fundamental change, you may be deemed to have received a taxable dividend. If you are a non-U.S. holder (as defined in “Material United States Federal Income Tax Considerations”), any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, which may be set off against subsequent payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on our common stock). See “Material United States Federal Income Tax Considerations.”

You may be subject to tax upon a conversion of the notes for cash, shares of our common stock or for a combination of cash and shares of our common stock.

Upon a conversion of the notes, we may deliver cash, shares of our common stock or a combination of cash and shares of our common stock, and you may be subject to U.S. federal income tax upon such a conversion of the notes for cash or for a combination of cash and shares of our common stock. See “Material United States Federal Income Tax Considerations.”

Certain provisions in the notes and the indenture could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders to exercise their rights associated with a potential fundamental change or a make-whole fundamental change.

Certain provisions in the notes and the indenture could make it more difficult or more expensive for a third party to acquire us. For example, if an acquisition event constitutes a fundamental change, holders of the notes will have the right to require us to purchase their notes in cash. In addition, if an acquisition event constitutes a make-whole fundamental change, we may be required to increase the conversion rate for holders who convert their notes in connection with such make-whole fundamental change. In addition, holders of our previously issued convertible securities have certain rights that could restrict a change of control or other transaction. In any of these cases, and in other cases, our obligations under the notes and the indenture as well as provisions of our organizational documents and other agreements could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management. For additional information about our organizational documents and other agreements and their potential effect on transactions involving a change of control, see “Description of Capital Stock” in the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference contain forward-looking statements. We generally identify forward-looking statements using words like “believe,” “plan,” “expect,” “will,” “anticipate,” “estimate” and other words of similar meaning in conjunction with, among other things, discussions of financial performance or financial condition, product sales, growth strategy, product development, regulatory approvals or expenditures.

Forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

Some important factors that could cause our actual results to differ from our expectations in any forward-looking statement include:

•	our lack of commercial experience and dependence on the sales growth of BENLYSTA;

•	any failure to commercialize BENLYSTA successfully;

•

the occurrence of adverse safety events with our products, resulting in product recalls, reduced sales, withdrawals, regulatory action on the part of the FDA or the termination of clinical trials for products in development;

•	changes in the availability of reimbursement for BENLYSTA;

•

the inherent uncertainty of the timing, success of, and expense associated with, research, development, regulatory approval and commercialization of our pipeline products and new indications for existing products;

•	substantial competition in our industry, including from branded and generic products;

•	the highly regulated nature of our business;

•	uncertainty regarding our intellectual property rights and those of others;

•	the ability to manufacture at appropriate scale, and in compliance with regulatory requirements, to meet market demand for our product;

•	our substantial indebtedness and lease obligations;

•	our dependence on collaborations over which we may not always have full control;

•	foreign exchange rate valuations and fluctuations;

•	the impact of our acquisitions and strategic transactions;

•	changes in the health care industry in the U.S. and other countries, including government laws and regulations relating to sales and promotion, reimbursement and pricing generally;

•	significant litigation adverse to the company, including product liability and patent infringement claims;

•	our ability to attract and retain key personnel; and

•	increased scrutiny of the health care industry by government agencies and state attorneys general resulting in investigations and prosecutions.

The foregoing list sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement. We undertake no obligation to update or revise the information contained in this prospectus supplement whether as a result of new information, future events or circumstances or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $         million (or approximately $         million if the underwriters exercise their option to purchase additional notes in full), after deducting estimated offering expenses payable by us. We intend to use approximately $         million of the net proceeds of this offering to fund the cost of the capped call transactions that we expect to enter into in connection with the pricing of this offering. If the underwriters exercise their option to purchase additional notes, we may use a portion of the net proceeds from the sale of such additional notes to fund the additional cost of entering into additional capped call transactions with the hedge counterparties.

We intend to use the remaining net proceeds from this offering for general corporate purposes, which may include repurchases of our outstanding 2012 Notes before their scheduled maturity date on August 15, 2012, or repayment of the 2012 Notes at maturity unless they are converted into our common stock.

We will retain broad discretion in the use of the net proceeds. Until we use the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing investment securities, such as U.S. Treasury and government agency obligations, high grade debt securities and commercial paper.

As of September 30, 2011, we had outstanding approximately $206.7 million face value ($194.5 book value) of our 2012 Notes. The 2012 Notes have a maturity date of August 15, 2012, a conversion price of approximately $17.78 per share and bear interest at a rate of 2.25% per annum.

The information disclosed under “Use of Proceeds” above and elsewhere in this prospectus supplement with respect to the 2012 Notes is solely for informational purposes and is not an offer to purchase, or the solicitation of an offer to purchase, the 2012 Notes.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and investments and our capitalization as of September 30, 2011:

•	on an actual basis;

•	as adjusted to give effect to the payment at maturity of our outstanding 2 1/4% Convertible Subordinated Notes due 2011 on October 15, 2011; and

•

as further adjusted to give effect to the sale of $400.0 million aggregate principal amount of notes in this offering after deducting estimated offering expenses payable by us (assuming no exercise of the underwriters’ option to purchase additional notes) and the use of proceeds described in “Use of Proceeds.”

You should read this information in conjunction with our financial statements and other financial information that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2011
	Actual	As Adjusted	As Further Adjusted
	(Unaudited)
	(In thousands, except for share and per share data)
Cash, cash equivalents and investments
Cash and cash equivalents	$37,660	$37,660	$
Marketable securities	502,137	422,908
Marketable securities, non-current	—	—
Restricted investments	79,921	79,921

Total	$619,718	$540,489	$

Capitalization
Debt:
2 1/4% Convertible Subordinated Notes due 2011(1)	$78,346	$—	$
2 1/4% Convertible Subordinated Notes due 2012(1)	194,456	194,456
% Convertible Senior Notes due 2018 offered hereby(3)	—	—
BioMed lease financing	251,744	251,744

Total debt	524,546	446,200

Stockholders’ equity:
Common stock—$0.01 par value per share; shares authorized— 400,000,000; shares issued and outstanding actual— 198,664,617(2)	$1,987	$1,987	$
Additional paid-in capital(3)(4)	3,161,193	3,161,193
Accumulated other comprehensive income	5,598	5,598
Accumulated deficit	(2,719,981)	(2,719,981)

Total stockholders’ equity	448,797	448,797

Total capitalization	$973,343	$894,997	$

(1)	In October 2004, we issued $280.0 million aggregate principal amount of our 2011 Notes of which $78.3 million in aggregate principal amount remained outstanding as of September 30, 2011, and in August 2005, we issued $230.0 million aggregate principal amount of our 2012 Notes of which $206.7 million in aggregate principal amount remained outstanding as of September 30, 2011. Pursuant to ASC 470-20, these notes are recorded at a discount offset by the amount of the discount being reflected as additional paid-in capital. The discount is amortized over the term of the notes.

(2)	The number of shares shown as issued and outstanding in the table above excludes:
•

an aggregate of approximately 5,039,430 shares and 11,624,827 shares of our common stock issuable upon conversion of our outstanding 2011 Notes and 2012 Notes, respectively, at an applicable conversion price of approximately $15.55 and $17.78 per share, respectively;

•

an aggregate of approximately                 shares (or              shares if the underwriters exercise their option to purchase additional notes in full) of our common stock issuable upon conversion of the notes offered hereby at an applicable conversion price of approximately $             per share;

•	25,938,193 shares of our common stock issuable upon the exercise of options outstanding as of September 30, 2011, having a weighted-average exercise price of $16.40 per share;
•	376,809 shares of our common stock issuable upon the vesting of restricted stock unit awards outstanding as of September 30, 2011; and
•

an aggregate of 5,701,431 and 596,625 shares of our common stock reserved as of September 30, 2011 under our Amended and Restated Stock Incentive Plan and our Employee Stock Purchase Plan, respectively.

(3)	Amounts shown below reflect the application of ASC 470-20, which requires issuers to separately account for the liability and equity components of convertible debt instruments that may settle in cash (such as the notes and our existing convertible notes). In accordance with ASC 470-20, we estimate that $400.0 million aggregate principal amount of the notes will be recognized as follows (in thousands):

Liability component:
Principal	$400,000
Less: debt discount

Net carrying amount
Equity component

The equity component associated with the notes is reflected in the capitalization table as an increase to additional paid-in capital, as further adjusted.

(4)	Additional paid-in capital, as further adjusted, has also been reduced by $ million, representing the cost of the capped call transactions entered into in connection with the pricing of the notes. No impact for deferred taxes is recorded due to our full valuation allowance position for tax.

MARKET PRICES OF OUR COMMON STOCK

Market Information

Our common stock is traded on the Nasdaq Global Select Market under the symbol “HGSI.” The following table presents the quarterly high and low closing prices of our common stock as quoted by Nasdaq.

	High	Low
2009
First Quarter	$2.78	$0.48
Second Quarter	3.19	0.82
Third Quarter	20.50	2.39
Fourth Quarter	31.15	17.96

2010
First Quarter	$32.68	$25.76
Second Quarter	33.30	22.46
Third Quarter	30.18	21.84
Fourth Quarter	29.79	23.60

2011
First Quarter	$29.03	$23.85
Second Quarter	29.70	24.54
Third Quarter	24.96	11.49
Fourth Quarter (through November 1, 2011)	13.98	9.88

Dividends

We have never declared or paid any cash dividends. We do not anticipate declaring or paying cash dividends for the foreseeable future, in part because certain of our existing lease agreements prohibit such dividends. Instead, we will retain our earnings, if any, for the future operation and expansion of our business.

DESCRIPTION OF NOTES

We will issue the notes under an indenture and a supplemental indenture, each to be dated as of the date of initial issuance of the notes (the “indenture”) between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The following description summarizes some, but not all, of the provisions of the notes and the indenture and supplements, and to the extent inconsistent, replaces, the description of the general terms and provisions of senior debt securities set forth in the accompanying prospectus. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). A copy of the indenture is available as described under “Where You Can Find More Information.”

In this “Description of Notes” section, when we refer to “HGS,” “we,” “our,” or “us,” we are referring to Human Genome Sciences, Inc. and not to any of its subsidiaries.

General

We are offering $400,000,000 aggregate principal amount of notes, or $460,000,000 aggregate principal amount if the underwriters’ option to purchase additional notes is exercised in full. The notes will:

•	be our general unsecured, senior obligations ranking equally in right of payment to all of our future senior unsecured indebtedness;

•	bear cash interest at the annual rate of % commencing on the date of original issuance, payable semiannually in arrears on May 15th and November 15th of each year, beginning on May 15, 2012;

•

subject to satisfaction of certain conditions, be convertible at an initial conversion rate of approximately              shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of $         per share of common stock) into cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion Rights” and subject to adjustment as described under “—Conversion Rights—Conversion Rate Adjustments” below;

•	not be redeemable prior to maturity;

•

be subject to repurchase by us for cash at the option of the holders following a fundamental change (as defined below under “—Repurchase at Option of the Holder Upon a Fundamental Change”), at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	be issued only in denominations of $1,000 and in integral multiples of $1,000 in excess thereof;

•	mature on November 15, 2018, unless earlier converted or repurchased; and

•	be represented by one or more global securities, but in certain limited circumstances may be represented by notes in definitive certificated form. See “—Book-Entry, Delivery and Form.”

We may, without the consent of the holders of the notes, issue additional notes under the indenture having the same ranking, interest rate, maturity and other terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount; provided that such additional notes must be part of the same issue as the notes offered hereby for U.S. federal income tax purposes. Any of these additional notes will, together with the notes offered hereby, constitute a single series of notes under the indenture. Holders of any additional notes will have the right to vote together with holders of the notes offered hereby as one class.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture and no sinking fund is provided for the notes, which means that we are not required to redeem or retire the notes periodically. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of HGS or in the event of a decline in our credit rating as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect holders of the notes, except to the extent described under “—Repurchase at Option of the Holder Upon a Fundamental Change,” “—Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change” and “—Consolidation, Merger and Sale of Assets.”

As used herein “close of business” means 5:00 p.m., New York City time and “open of business” means 9:00 a.m., New York City time.

We do not intend to list the notes on any securities exchange or any automated inter-dealer quotation system.

Purchase and Cancellation

We will cause all notes surrendered for payment, repurchase, registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee will be cancelled promptly by the trustee. No notes will be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), purchase notes in the open market, by tender offer or exchange offer, by private agreement through counterparties or otherwise, whether by us or our subsidiaries, including by cash-settled swaps or other derivatives and, in each case, at any price. We will cause any notes so purchased (other than notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their purchase.

Any notes held by us or one of our subsidiaries will be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Interest; Payments on the Notes

The notes will bear cash interest at the annual rate of     % commencing on the date of original issuance. Interest will be payable on May 15th and November 15th of each year, beginning on May 15, 2012. Interest will be paid to the person in whose name a note is registered at the close of business on the May 1st or November 1st, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will accrue and be paid on the basis of a 360-day year composed of twelve 30-day months.

We will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated note at the office or agency designated by us for that purpose. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $2.0 million or less, by check mailed to the holders of these notes or (ii) to holders having an aggregate principal amount of more than $2.0 million, either by check mailed to the these holders or, at the election of the holder and the holder’s providing us with wire transfer instructions at least 10 business days prior to the relevant payment date, by wire transfer in immediately available funds (which election shall remain in effect until the holder notifies us in writing to the contrary).

We will make any payment on the notes due on any day that is not a business day on the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date, and no interest will accrue on the payment for the additional period of time.

We will maintain an office where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully-registered book entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes are our general unsecured senior obligations ranking equally in right of payment to all of our future senior unsecured indebtedness, if any. All payments (including, without limitation, the payment of the principal of, and interest on, the notes) will be equal in right of payment with all of our future senior unsecured indebtedness, if any, and senior in right of payment to our existing and future subordinated debt, including our 2012 Notes. The notes will be effectively junior to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the notes will be effectively subordinate in right of payment to all claims of the creditors of our subsidiaries, including trade creditors.

A portion of our operations are, or in the future may be, conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, may depend upon the earnings of our subsidiaries. In addition, we would depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The notes are not secured by our assets or those of our subsidiaries. The indenture does not limit our ability to incur indebtedness, including secured debt. Accordingly, the notes will be effectively subordinated to any of our future secured debt to the extent of the assets securing that debt.

Conversion Rights

General

Prior to the close of business on the business day immediately preceding August 15, 2018, holders will have the right to convert their notes only upon satisfaction of one or more of the conditions described under the headings “—Conversion Upon Satisfaction of Sale Price Condition,” “—Conversion Upon Satisfaction of Trading Price Condition,” and “—Conversion Upon Specified Corporate Events.” On or after August 15, 2018, holders will have the right, at their option, to convert their notes at any time until the close of business on the business day immediately preceding the maturity date, irrespective of the foregoing conditions. The conversion rate will initially be              shares of our common stock per $1,000 principal amount of notes, subject to the adjustment as described under “—Conversion Rate Adjustments” below. This is equivalent to an initial conversion price of approximately $         per share. Upon conversion of notes, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement Upon Conversion.” If we satisfy our conversion obligation in solely cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 25 trading day observation period (as defined below under “—Settlement Upon Conversion”). The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s notes so long as the notes being converted are a multiple of $1,000 principal amount.

If a holder has surrendered its notes for repurchase upon a fundamental change, the holder may only convert those notes if that holder first withdraws its repurchase exercise notice in accordance with the indenture.

Holders may surrender their notes for conversion as described below.

Conversion Upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding August 15, 2018, a holder may surrender all or a portion of its notes for conversion during any calendar quarter commencing after the calendar quarter ending on December 31, 2011 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means:

(i)	the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded;

(ii)	if our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization; or

(iii)	if our common stock is not so quoted, the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which:

(i)	trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded, and

(ii)	a last reported sale price for our common stock is available on such securities exchange or market.

If our common stock is not so listed or traded, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding August 15, 2018, a holder of notes may surrender its notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations provided to the bid solicitation agent for $5.0 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date by three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be provided to the bid solicitation agent but two such bids are provided, then the average of the two bids shall be used, and if only one such bid can reasonably be provided to the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably be provided with at least one bid for $5.0 million principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such trading day.

If (x) we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent and the bid solicitation agent fails to make such determination, or (y) if we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate for each trading day on which such failure occurs.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of a note requests in writing that we make such a determination and provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the bid solicitation agent (if other than us) to determine, or if we are acting as bid solicitation agent, we shall determine, the trading price per $1,000 principal amount of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate on such trading day.

If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such trading day, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

The trustee will initially act as the bid solicitation agent.

Conversion Upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding August 15, 2018, we elect to:

•

issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the five consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the average of the last reported sale prices of our common stock for the five consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes at least 35 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.

Certain Corporate Events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Repurchase at Option of the Holder Upon a Fundamental Change” or a “make-whole fundamental change” (as defined under “—Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change”), but without regard in each case, to the public securities exclusion, defined therein, occurs prior to the close of business on the business day immediately preceding August 15, 2018, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Repurchase at Option of the Holder Upon a Fundamental Change,” or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after the date that is 35 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) (i) as promptly as practicable following the date we publicly announce such transaction but in no event less than 35 scheduled trading days prior to the anticipated effective date of such transaction; or (ii) if we do not have knowledge of such transaction at least 35 scheduled trading days prior to the anticipated effective date of such transaction, within two business days of the earlier of (x) the date upon which we receive notice, or otherwise become aware, of the anticipated effective date of such transaction and (y) the actual effective date of such transaction.

Conversions On or After August 15, 2018

On or after August 15, 2018, a holder may convert any of its notes at any time prior to the close of business on the business day immediately preceding the maturity date regardless of the foregoing conditions.

Settlement Upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions occurring on or after August 15, 2018 will be settled using the same settlement method. Prior to August 15, 2018, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different trading days. That is, we may choose on one trading day to settle conversions in physical settlement, and choose on another trading day cash settlement or combination settlement. If we elect a settlement method, we will inform holders so converting through the trustee of such settlement method we have selected no later than the close of business on the second trading day immediately following the related conversion date (or, in the case of any conversions occurring on or after August 15, 2018, no later than August 15, 2018). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be deemed to be $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000.

Settlement amounts will be computed as follows:

•

if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;

•

if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 25 consecutive trading days during the related observation period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 25 consecutive trading days during the relevant observation period.

The “daily settlement amount,” for each of the 25 consecutive trading days during the observation period, shall consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 25 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares of our common stock equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 25 consecutive trading days during the observation period, 4% of the product of”

•	the conversion rate on such trading day; and

•	the daily VWAP of our common stock on such trading day.

The “daily VWAP” means, for each of the 25 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HGSI<equity>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•

if the relevant conversion date occurs prior to the 30th scheduled trading day immediately preceding the maturity date, the 25 consecutive trading day period beginning on, and including, the third trading day after such conversion date; and

•

if the relevant conversion date occurs on or after the 30th scheduled trading day immediately preceding the maturity date, the 25 consecutive trading days beginning on, and including, the 27th scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which:

•	there is no “market disruption event” (as defined below); and

•

trading in our common stock generally occurs on The Nasdaq Global Select Market or, if our common stock is not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading.

If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means:

•

a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session; or

•

the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Except as described under “—Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based on the daily VWAP of the common stock on the relevant conversion date (in the case of physical settlement) or based on the daily VWAP on the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion Procedures

If you wish to exercise your conversion right and you hold a certificated note, you must:

•	complete and deliver an irrevocable conversion notice to the conversion agent;

•	deliver the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and additional transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required as described below, pay funds equal to the interest payable on the next interest payment date to which you are not entitled.

If you wish to exercise your conversion right and you hold a beneficial interest in a global note, you must:

•	comply with DTC’s procedures for converting a beneficial interest in a global note; and

•	if required as described below, pay funds equal to the interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

We refer to the date you satisfy all of the relevant requirements for conversion described in this paragraph as the “conversion date.” If you hold a certificated note, you may obtain copies of the required form of the conversion notice from the conversion agent.

Except as described below, we will not make any separate cash payment for accrued and unpaid interest, if any, upon conversion of notes. Our payment and delivery, as the case may be, to you of the consideration into which a note is convertible will be deemed to satisfy in full our obligation to pay the principal amount of the note and accrued but unpaid interest, if any, attributable to the period from, and including, the most recent interest payment date to, but excluding, the conversion date. As a result, accrued but unpaid interest, if any, to, but excluding, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued but unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are submitted for conversion after the close of business on a regular record date and prior to the open of business on the immediately following interest payment date, holders of such notes as of the close of business on such regular record date will receive the full amount of interest payable on such notes on such interest payment date notwithstanding the conversion, and notes surrendered for conversion must be accompanied by funds equal to the amount of interest payable on the principal amount of notes being converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

As a result of the foregoing provisions, if one of the exceptions described in the proviso of the immediately preceding sentence does not apply and you surrender your notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the conversion date or for any later period and we will not adjust the conversion rate to account for any accrued but unpaid interest.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

If a holder has already delivered a repurchase exercise notice as described under “—Repurchase at Option of the Holder Upon a Fundamental Change” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase exercise notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase exercise notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Conversion Rate Adjustments

The conversion rate will be adjusted, without duplication, upon the occurrence of any of the events described below, except that we will not make any adjustment to the conversion rate if the holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the events described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1) If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1
OS0

where,

CR0	=	the conversion rate in effect immediately prior to the open of business, on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the five consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	OS0 + X
OS0 + Y

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the five consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment is effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment is effected pursuant to clause (4) below;

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

•	any dividends or distributions in connection with any event described under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”; and

•	non-separate rights;

then the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	SP0
SP0 - FMV

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0	=	the average of the last reported sale prices of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are or, when issued, will be listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	FMV0 + MP0
MP0

where,

CR0	=	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1	=	the conversion rate in effect immediately after the end of the valuation period;

FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion Upon Satisfaction of Sale Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first five consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period. Because we will make the adjustment to the conversion rate at the end of the valuation period with retroactive effect, we will delay the settlement of any notes where the final day of the related observation period occurs during the valuation period. In such event, we will pay the cash and deliver any shares of our common stock (subject to our right to deliver cash in lieu of such shares of our common stock) due upon conversion (based on the adjusted conversion rate as described above) on the third business day immediately following the last day of the valuation period.

(4) If we make any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
SP0 - C

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0	=	the average of the last reported sale prices of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C	=	the amount in cash per share we distribute to holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, as the case may be, the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the trading day next succeeding the date such tender or exchange offer expires;

CR1 = the conversion rate in effect immediately after the close of business on the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the last reported sale prices of our common stock over the five consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires (the “offer valuation period”).

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the trading day next succeeding the date such tender or exchange offer expires. Because we will make the adjustment to the conversion rate at the end of the offer valuation period with retroactive effect, we will delay the settlement of any notes where the final day of the related observation period occurs during the offer valuation period. In such event, we will pay the cash and deliver any shares of our common stock (subject to our right to deliver cash in lieu of such shares of our common stock) due upon conversion (based on the adjusted conversion rate as described above) on the third business day immediately following the last day of the offer valuation period.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement Upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

If the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a reverse share split or other share combination).

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used herein, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

Subject to the immediately succeeding paragraph, if we issue to all or substantially all holders of our common stock pursuant to a stockholder rights plan any rights, options or warrants to subscribe for or purchase shares of our capital stock, including our common stock, that are only exercisable upon the occurrence of certain triggering events, then:

•	we will not increase the conversion rate pursuant to clause (3) above until the earliest of these triggering events occurs; and

•

we will decrease the conversion rate to the extent any of these rights, options or warrants expire or terminate without exercise by the holders thereof, as if such rights, options or warrants had not been issued.

To the extent that we have a stockholder rights plan in effect upon conversion of the notes, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan (which, prior to separation, we refer to herein as “non-separate rights”), unless prior to any conversion the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be increased at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to decrease in the event of the expiration, termination or redemption of such rights. A distribution of rights pursuant to such a stockholder rights plan will not trigger a conversion rate adjustment pursuant to clause (3) above if holders of the notes participate in such distribution on an as-converted basis in accordance with the first paragraph set forth under this “—Conversion Rate Adjustments” section.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of the conversion rate, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of our common stock. See “Material United States Federal Income Tax Considerations.”

In addition to these adjustments, we may increase the conversion rate as our board of directors or a committee thereof considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes to the extent permitted by applicable law and subject to the stockholder approval requirements of the Nasdaq Global Select Market. We may also, from time to time, to the extent permitted by applicable law and subject to the stockholder approval requirements of the Nasdaq Global Select Market, increase the conversion rate by any amount for any period of at least 20 business days if our board of directors or a committee thereof has determined that such increase would be in our best interests. If our board of directors or a committee thereof makes such a determination, it will be conclusive. We will give you at least 15 days’ advance notice of such an increase in the conversion rate.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes are first issued;

•	solely for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Simultaneously with an adjustment of the conversion rate, we will disseminate a press release detailing the new conversion rate and other relevant information.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate in effect immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement Upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement Upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement Upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.

If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as will be increased by any additional shares as described under “—Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change”, if applicable), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third scheduled trading day immediately following the conversion date.

We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the period used to determine the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the relevant period.

Repurchase at Option of the Holder Upon a Fundamental Change

If a “fundamental change” (as defined below) occurs at any time prior to maturity, holders will have the right to require us to repurchase for cash their notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date (unless such fundamental change repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on such regular record date and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

We will notify holders, the trustee and the conversion agent (if other than the trustee) (i) at least 35 scheduled trading days prior to the anticipated effective date of a fundamental change; or (ii) if we do not have knowledge of a fundamental change at least 35 scheduled trading days prior to the anticipated effective date of such transaction, within two business days of the earlier of (x) the date upon which we receive notice, or otherwise become aware, of the anticipated effective date of such fundamental change and (y) the actual effective date of such fundamental change.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)	our common stock (or other common stock or American Depositary Receipts representing common stock into which the notes are then convertible) ceases to be listed on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors);

(2)	any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries and any of our or their employee benefit plans;

(3)	we merge or consolidate with or into any other person (other than one of our subsidiaries), another person merges or consolidates with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person in one transaction or a series of related transactions, other than any transaction:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock; or

•

pursuant to which the holders of all classes of our common equity immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all classes of the capital stock of the continuing or surviving entity or transferee or the parent thereof entitled to vote generally in the election of directors or mangers of the continuing or surviving entity or transferee or the parent thereof immediately after the transaction in substantially the same proportions as such entitlement immediately prior to such transaction; or

(4)	our stockholders approve any plan or proposal for the liquidation or dissolution of us.

However, notwithstanding the foregoing, a transaction or transactions described in clause (2) or (3) above will not constitute a fundamental change and holders of the notes will not have the right to require us to repurchase any notes (and we will not be required to deliver the notice incidental thereto) if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ or appraisal rights) in a merger or consolidation or a conveyance, sale, transfer or lease otherwise constituting a fundamental change under clause (2) and/or clause (3) above consists of shares of common stock (or American Depositary Receipts representing common stock) that are listed on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so traded or quoted immediately following such transaction or transactions and, as a result of the transaction or transactions, the notes become convertible into such consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ or appraisal rights (subject to the settlement provisions set forth under “—Settlement Upon Conversion”); provided that, with respect to common stock or American Depositary Receipts representing common stock of an entity organized under the laws of a jurisdiction outside the U.S., such entity has a worldwide market capitalization of its equity securities of at least $5 billion before giving effect to the fundamental change (the “public securities exclusion”).

For purposes of the foregoing, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The term “capital stock” of any person means (a) in the case of a corporation, corporate stock of such person, (b) in the case of an association or business entity, shares, interests, participations, rights or other equivalents (however designated) of corporate stock of such person, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) of such person and (d) in the case any other legal form, any other interest or participation of such person that confers the right to receive a share of the profits and losses of, or distribution of assets of, such person.

In addition to the notice required pursuant to the second paragraph of this “—Repurchase at Option of the Holder Upon a Fundamental Change” section, on or before the 15th business day after the date on which a fundamental change becomes effective, we will provide to all holders of the notes, the trustee and the conversion agent (if other than the trustee) a notice of the occurrence of the fundamental change and of the resulting repurchase right (the “fundamental change repurchase right notice”).

Each fundamental change repurchase right notice will state, among other things:

•	the event or events giving rise to the fundamental change;

•	if the fundamental change also constitutes a make-whole fundamental change;

•	the conversion rate and any adjustments to the conversion rate;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•

that the notes with respect to which a repurchase exercise notice (as defined below) has been given by the holder may be converted only if the holder withdraws the repurchase exercise notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such fundamental change repurchase right notice, we will issue a press release and publish the information through a public medium customary for such press releases.

To exercise the fundamental change repurchase right, you must deliver, prior to the close of business, on the second business day immediately preceding the fundamental change repurchase date, the notes to be purchased, duly endorsed for transfer, together with a written notice exercising your right to require us to repurchase your notes or a portion thereof (the “repurchase exercise notice”) duly completed, to the paying agent. Your repurchase exercise notice must state:

•	if certificated, the certificate numbers of the notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or integral multiples of $1,000 in excess thereof; and

•	that the notes are to be purchased by us as of the fundamental change repurchase date pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, your repurchase exercise notice must comply with appropriate DTC procedures.

You may withdraw any repurchase exercise notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business, on the second business day prior to the fundamental change repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, that remains subject to the repurchase exercise notice.

If the notes are not in certificated form, the withdrawal notice must comply with appropriate DTC procedures.

We will be required to repurchase the notes on a date (the “fundamental change repurchase date”) chosen by us that is no less than 20 and no more than 35 business days after the date of the fundamental change repurchase right notice with respect to the occurrence of the relevant fundamental change repurchase event, subject to extension to comply with applicable law. To receive payment of the repurchase price, you must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase exercise notice. Holders will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then:

•

the notes will cease to be outstanding and interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the notes).

In the event of a fundamental change, we will comply with the tender offer rules applicable to us under the Exchange Act. We will under the indenture:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The rights of the holders to require us to repurchase their notes upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, or to obtain control of us by any means, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other offerings of debt securities similar to the notes that have been marketed by the underwriters. The terms of the fundamental change repurchase feature resulted from negotiations among the underwriters and us.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement, if applicable, that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

Our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends, loans or other distributions from our subsidiaries and the terms of our then existing indebtedness. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. In addition, we have, and may in the future incur, other indebtedness with similar fundamental change provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change

If and only to the extent that you convert your notes in connection with a fundamental change (as defined above in clause (2) or (3) of the definition thereof and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the carve-out set forth in the second bullet of clause (3) of the definition thereof, a “make-whole fundamental change”), we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares (the “additional shares”), as described below.

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion Rights—Settlement Upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (3) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the effective date of the make-whole fundamental change and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in such make-whole fundamental change. If holders of our common stock receive only cash in a make-whole fundamental change described in clause (3) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock on each of the five consecutive trading days prior to, but excluding, the effective date of the make-whole fundamental change.

A conversion of notes by a holder will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the conversion notice is received by the conversion agent on or after the effective date of the make-whole fundamental change and prior to the close of business on the business day immediately preceding the related fundamental change repurchase date as specified in the fundamental change repurchase right notice described under “—Repurchase at Option of the Holder Upon a Fundamental Change” (or, in the case of make-whole fundamental change that would have been a fundamental change but for the carve-out set forth in the second bullet of clause (3) of the definition of fundamental change, the 35th trading day following the actual effective date of the make-whole fundamental change).

The stock prices set forth in the first row of the following table (i.e., the column headings) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “—Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner, at the same time and for the same events as the conversion rate as set forth under “—Conversion Rate Adjustments.” The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 initial principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$
, 2011
, 2012
, 2013
, 2014
, 2015
, 2016
, 2017
, 2018

The exact stock price and effective date may not be set forth in the table above, in which case:

•

if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•

if the stock price is more than $         per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; and

•

if the stock price is less than $         per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed              per $1,000 principal amount of notes, subject to adjustment in the same manner, at the same time and for the same events as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1)	we fail to pay the principal of any note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(2)	we fail to pay the interest on any note when due and payable and such failure continues for a period of 30 days;

(3)	we fail to convert any note in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for 5 days;

(4)	we fail to provide timely notice as described under “—Repurchase at Option of the Holder Upon a Fundamental Change,” “—Conversion Upon Specified Corporate Events” or “—Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change,” in each case when due and such failure continues for 30 days;

(5)	we fail to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(6)	we fail to perform any other agreement required of us in the indenture and such failure continues for 60 days after notice is given in accordance with the indenture;

(7)	any indebtedness for money borrowed by us or one of our subsidiaries in an aggregate outstanding principal amount in excess of $25.0 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such acceleration is not cured or rescinded, within 30 days after notice is given in accordance with the indenture;

(8)	the failure by us or any of our subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days or more; and

(9)	specified events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

A default under clause (6) or clause (7) above is not an event of default until the trustee notifies us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding notify us and the trustee, in writing of the default, and we do not cure the default within the time specified in clause (6) or (7) of this paragraph, as applicable, after receipt of such notice.

The term “significant subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Exchange Act.

If an event of default, other than an event of default described in clause (9) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be immediately due and payable. If an event of default described in clause (9) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default during the first 180 days after the occurrence of an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to:

•

0.25% per annum of the principal amount of the notes outstanding for each day during which such event of default is continuing during the 90-day period beginning on, and including, the date on which such an event of default first occurs; and

•

0.50% per annum of the principal amount of the notes outstanding for each day during which such event of default is continuing during the 90-day period beginning on, and including, the 91st day following, and including, the date on which such an event of default first occurs.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default (if such event of default is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. If we do not elect to pay the additional interest following an event of default in accordance with this paragraph, the notes will be immediately subject to acceleration as provided above.

To elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

After any acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, except with respect to the nonpayment of principal or interest or with respect to the failure to pay and/or deliver the consideration due upon conversion, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity satisfactory to it. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•

the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee satisfactory to the trustee to institute such proceeding as trustee; and

•

the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any note on or after the applicable due date or the right to convert the notes in accordance with the terms of the note and the indenture.

Generally, the holders of a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

•	we fail to pay principal or interest on any note when due;

•	we fail to convert any note in accordance with the provisions of the note and the indenture; or

•	we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification, Waiver and Amendment

Subject to certain exceptions, we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with certain provisions of the indenture. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note affected if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of, or interest on, any note;

•	reduce the principal amount of or interest on any note;

•	reduce the amount of principal payable upon acceleration of the maturity of any note;

•	change the place or currency of payment of principal of, or interest on, any note;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

•	modify the provisions with respect to our obligation to repurchase notes upon a fundamental change in a manner adverse to holders;

•	change the ranking of the notes;

•	adversely affect the right of holders to convert notes other than as provided in the indenture;

•	reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify provisions with respect to modification and waiver (including waiver of events of default) in a manner adverse to the holders of the notes.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the holders to:

•	cure any ambiguity, defect or inconsistency that does not adversely affect holders of the notes;

•	provide for the assumption by a successor entity of our obligations under the indenture;

•	add guarantees with respect to the notes;

•	secure the notes;

•	add to our covenants, restrictions or conditions for the benefit of the holders or surrender any right or power conferred upon us;

•	make any other change that does not adversely affect the rights of any holder;

•	add provisions for the issuance of additional notes;

•	provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the indenture;

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

•	conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus, as supplemented by the related pricing term sheet.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Consolidation, Merger and Sale of Assets

We may not consolidate or enter into a share exchange with or merge with or into any other person, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•

the successor or transferee person, if not us, is a corporation or limited liability company organized and existing under the laws of the United States, any State of the United States, or the District of Columbia; provided that the property into which the notes will be convertible will be cash and/or the stock or other equity (or American Depositary Receipts representing common stock) of an entity that is a corporation for U.S. federal income tax purposes; provided further that, with respect to stock or other equity or American Depositary Receipts representing common stock of an entity organized under the laws of a jurisdiction outside the U.S., such entity has a worldwide market capitalization of its equity securities of at least $5 billion before giving effect to the merger, sale, conveyance, transfer or lease and such stock or other equity or American Depositary Receipts representing common stock is listed on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors);

•	such person (if not us) expressly assumes by supplemental indenture our obligations under the notes and under the indenture; and

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, successor or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Notwithstanding anything to the contrary herein, we may merge with an affiliate solely for the purpose of reincorporating in another jurisdiction in the United States, any State of the United States or the District of Columbia, and we may convert into a limited liability company if the conditions set forth in the proviso of the first bullet above are satisfied.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase their notes as described above.

Defeasance

The provisions relating to legal defeasance and covenant defeasance set forth under “Description of the Debt Securities—Defeasance” in the accompanying prospectus will not apply with respect to the notes.

Satisfaction and Discharge

We may discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of our common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Transfer and Exchange

We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	act as the paying agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

We will be responsible for making many of the calculations called for under the notes. These calculations include, but are not limited to, determination of the last reported sale price of our common stock, accrued interest payable on the notes and the conversion rate and any adjustments thereto. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely conclusively on the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

In no event shall the trustee or conversion agent be responsible for making any calculations under the indenture or for determining amounts to be paid or for monitoring any stock price. For the avoidance of doubt, the trustee and the conversion agent shall rely conclusively on the calculations and information provided to them by us as to daily VWAP, trading price, daily conversion value, daily settlement amount and last reported sale price. Nor shall the trustee or the conversion agent be charged with knowledge of or have any duties to monitor any measurement period or observation period.

Reports

The indenture provides that copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after we are required to file the same with the SEC; or, if we are not required to file information, documents or reports with the SEC, then to file with the trustee and the SEC, if permitted, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports that may be required in respect of an issuer of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. Documents filed by us with the SEC via the EDGAR system or any successor system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

No Personal Liability of Directors, Officers, Employees or Stockholders

No director, officer, employee, incorporator or stockholder of HGS, as such, will have any liability for any obligations of HGS under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

The indenture and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by, and construed in accordance with, the laws of the State of New York.

Waiver of Jury Trial

The indenture and the notes will provide that we, the trustee and the holders will waive their respective rights to trial by jury in any action or proceeding arising out of or related to the indenture, the notes or the transactions contemplated thereby, to the extent permitted by law.

Concerning the Trustee and the Common Stock Transfer Agent and Registrar

The Bank of New York Mellon Trust Company, N.A. has agreed to serve as the trustee, note registrar, paying agent and conversion agent under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Book-Entry, Delivery and Form

We will initially issue the notes in the form of one or more global securities. Each global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, each global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in each global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC, upon the deposit of each global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited will be designated by the underwriters. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in a global security.

Owners of beneficial interests in global securities who desire to convert such interests should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in a global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if (i) DTC notifies us that it is unwilling or unable to continue as a depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days or (ii) there is an event of default under the notes that is continuing and a beneficial owner requests that its notes be exchanged for certificated securities, DTC will exchange the global security for certificated securities that it will distribute to its participants. Although we expect DTC to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF THE CAPPED CALL TRANSACTIONS

In connection with the pricing of the notes, we intend to enter into capped call transactions with one or more counterparties, which may include some of the underwriters and/or their affiliates (the “hedge counterparties”) hedge counterparties. If the underwriters exercise their option to purchase additional notes, we may enter into additional capped call transactions with the hedge counterparties. Under the capped call transactions, we will purchase from the hedge counterparties a capped call option that relates to the full number of shares of our common stock initially issuable upon conversion of the notes or additional notes, as applicable, with an initial strike price equal to the initial conversion price of the notes and with a cap price initially equal to $        , or approximately     % of the initial strike price (in each case subject to certain anti-dilution adjustments).

We expect to pay approximately $         to purchase the capped call options.

The capped call transactions are intended to reduce the potential dilution to our common stock and/or offset any potential cash payments that may be required to be made by us upon conversion of the notes in excess of the principal amount of converted notes, subject to the cap price. We will not be required to make any cash payments to the hedge counterparties upon exercise and settlement of the capped call transactions. The capped call transactions are settled on a net basis either with shares of our common stock, cash or a combination thereof. If the capped call transactions (or portions thereof) are exercised and the market value per share of our common stock, as measured under the terms of the capped call transactions at the time of exercise, is greater than the strike price of the capped call transactions (which correspond to the initial conversion price of the notes and are subject to certain anti-dilutive adjustments) but not greater than the cap price of the capped call transactions, and net share settlement applies, then we expect to receive from the counterparties a number of shares of our common stock with an aggregate market value approximately equal to the product of such excess times the number of shares of our common stock relating to the capped call transactions (or the portions thereof) being exercised. As a result, the capped call transactions are expected to reduce the potential dilution upon conversion of the notes. If, however, the market value per share of our common stock, as measured under the terms of the capped call transactions at the time of exercise, exceeds the cap price of the capped call transactions, the number of shares of our common stock we expect to receive upon the exercise of the capped call transaction (or portions thereof) will be capped at a number of shares with an aggregate market value approximately equal to (x) the excess of the cap price of the capped call transactions over the strike price of the capped call transactions times (y) the number of shares of our common stock relating to the capped call transactions (or the portions thereof) being exercised. Therefore, the dilution mitigation under the capped call transactions will be limited to such capped number of shares of our common stock we expect to receive. We may elect to receive cash in lieu of all or part of such shares of our common stock we expect to receive upon the exercise of the capped call transactions.

In connection with establishing their initial hedge of the capped call transactions, the hedge counterparties (and/or their affiliates):

•	expect to enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with, or shortly following, the pricing of the notes; and

•

may unwind all or a portion of the over-the-counter cash-settled derivative transactions and/or purchase shares of our common stock in secondary market transactions and/or privately negotiated transactions shortly following the pricing of the notes.

These activities could increase or prevent a decline in the price of our common stock concurrently with or shortly following the pricing of the notes. The effect, including the direction or magnitude of the effect of these activities, if any, on the market price of our common stock or the notes will depend on several factors, including market conditions, and cannot be ascertained at this time.

In addition, we have been advised by the hedge counterparties (and/or their affiliates) that they expect to modify their hedge positions following pricing of the notes from time to time by entering into or unwinding various over-the-counter derivative transactions with respect to shares of our common stock, and/or by purchasing or selling shares of our common stock or the notes in secondary market transactions (and are likely to do so during any observation period relating to a conversion of the notes). The effect, including the direction or magnitude of the effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, the number of shares of our common stock and/or the amount of cash you may receive upon conversion of the notes.

The capped call transactions are separate transactions to be entered into by us and the hedge counterparties, are not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions.

For a discussion of the potential impact of any market or other activity by the hedge counterparties in connection with the capped call transactions, see “Risk Factors—Risks Related to the Notes and this Offering—The capped call transactions may affect the value of the notes and our common stock” and “Underwriting.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted, but does not purport to be a comprehensive description of all the tax consequences that may be applicable to an investment in the notes or the common stock. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought, nor will we seek, any rulings from the Internal Revenue Service (the “IRS”), with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or common stock or that any such position would not be sustained. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a beneficial owner who purchased the note on original issuance at its “issue price” (the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•

tax consequences to persons holding notes or shares of common stock as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift tax consequences, if any.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership, or any entity treated as a partnership for U.S. federal income tax purposes) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

Special rules may apply to some non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in some circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Payment of Interest

It is anticipated, and this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount. In such case, interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

If contrary to our assumption, the notes are issued with original issue discount (“OID”) for U.S. federal income tax purposes, U.S. holders will be subject to special rules. The notes will be deemed to be issued with OID if the stated principal amount of the notes exceeds the “issue price” of the notes (which is the first price at which a substantial amount of the notes is sold to the public) by an amount equal to or greater than 1.75% (the product of 25 basis points and the number of years to maturity). A U.S. noteholder generally will be required to include the OID in gross income in advance of the receipt of cash attributable to that income and regardless of such holder’s regular method of tax accounting. Such OID will be included in gross income using a “constant yield” method, in which case the U.S. noteholder will have to include in income increasingly greater amounts of OID in successive accrual periods. A U.S. noteholder’s adjusted tax basis in a note will be increased by any OID previously included in income with respect to that note. All holders are urged to consult their own tax advisors regarding the application of the OID rules to their particular circumstances.

Additional Amounts

As described under the heading “Description of Notes—Events of Default,” we may be required to pay additional interest on the notes in certain circumstances. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of the possibility of such additional payments. This position is based in part on our belief regarding the likelihood, as of the date of issuance of the notes, that such additional amounts will have to be paid. Assuming such position is respected, any additional interest paid to you as described under “Description of Notes—Events of Default” would be taxable as additional ordinary income when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.

Our determination regarding these additional payments is binding on you unless you disclose your contrary position in the manner required by applicable Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of your income and the timing of our deductions with respect to the notes.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes (Other than a Conversion for Combination of Cash and Common Stock)

Except as provided below under “—Conversion of Notes” a U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note (including any purchase of the notes by us pursuant to a fundamental change) equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon the sale, exchange, redemption or other taxable disposition and such U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note, plus the amount, if any, included in income upon an adjustment (or failure to make an adjustment) to the conversion rate of the notes, as described below under “Consequences to U.S. Holders—Conversion of Notes.” Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder held the note for more than one year, such U.S. holder’s gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a reduced rate of U.S. federal income tax. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of Notes

The tax consequences of a conversion of the notes into a combination of cash and our common stock are not entirely clear. We intend to treat the conversion of notes into our common stock or a combination of cash and our common stock as a recapitalization in its entirety. If a conversion of the notes into a combination of cash and our common stock is treated in its entirety as a recapitalization for U.S. federal income tax purposes, a U.S. holder would be required to recognize any gain on the conversion but would not be allowed to recognize any loss. If the cash received is treated as part of the recapitalization, a U.S. holder will recognize capital gain (if any) equal to the excess of (i) the sum of the fair market value of the common stock (including any fractional share of common stock deemed to be received) and cash received (other than amounts or shares allocable to accrued interest, which will be taxed as ordinary income if not previously included in income, and cash received in lieu of a fractional share of common stock) over (ii) such U.S. holder’s tax basis in the notes, but in no event will the gain recognized exceed the amount of cash received (excluding amounts allocable to accrued interest and cash received in lieu of a fractional share of common stock). A U.S. holder’s tax basis in the common stock received (other than common stock allocable to accrued interest but including the basis allocable to any fractional share of common stock deemed to be received) will equal your tax basis in the notes, less the amount of cash received (excluding cash allocable to accrued but unpaid interest and cash received in lieu of a fractional share of common stock), plus the amount of taxable gain recognized on the conversion (other than with respect to a fractional share of common stock). A U.S. holder’s tax basis in any common stock allocable to accrued interest generally will equal the amount of such accrued interest included in income. A U.S. holder’s holding period for the common stock will include the holding period for the notes (except for any common stock received allocable to accrued interest, which will have a holding period beginning on the day after the date of conversion). Capital gain of certain noncorporate U.S. holders is generally taxed at preferential rates where the holding period has been greater than one year. The deductibility of capital losses is subject to limitations.

Alternatively, the conversion of notes into a combination of our common stock and cash may instead be treated as in part a conversion into our common stock and in part a cash payment in redemption of a portion of the notes. In that event, and subject to the discussion below under “—Constructive Distributions,” a U.S. holder would not recognize any income, gain or loss with respect to the portion of the note considered to be converted into our common stock, except with respect to any cash received in lieu of a fractional share of common stock and any common stock attributable to accrued but unpaid interest not previously included in income. A U.S. holder’s tax basis in the common stock received (other than common stock allocable to accrued interest but including the basis allocable to any fractional share of common stock deemed to be received) upon such conversion generally would be equal to the portion of the tax basis in the note allocable to the portion of the note deemed converted, except that, to the extent any common stock is considered allocable to accrued but unpaid interest, the basis in such common stock will equal the amount of such accrued interest. The holding period for such common stock generally would include the period during which the note was held (except for any common stock received allocable to accrued interest, which will have a holding period beginning on the day after the date of conversion). With respect to the part of the conversion that would be treated under this characterization as a cash payment in redemption of the remaining portion of the note, you generally would recognize capital gain or loss equal to the difference between the amount of cash received (excluding any cash received in lieu of a fractional share of common stock and any cash attributable to accrued but unpaid interest) and the tax basis allocable to such portion of the note. Any cash or common stock attributable to accrued but unpaid interest will be taxable as ordinary income. Capital gain of certain noncorporate U.S. holders is generally taxed at reduced rates where the holding period has been greater than one year. The deductibility of capital losses is subject to limitations. Although the law on this point is not entirely clear, it would be reasonable for a U.S. holder to allocate its tax basis in a note between the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, U.S. holders are urged to consult their own tax advisors regarding such basis allocation.

If you receive cash in lieu of a fractional share of common stock upon a conversion, then the fractional share of common stock will be deemed to be received and then immediately redeemed for cash. Accordingly, any cash lieu of a fractional share of common stock upon such conversion will be treated as a payment in exchange for the fractional share of common stock, and generally will result in capital gain or loss measured by the difference between the cash received for the fractional share of common stock and a U.S. holder’s tax basis in the fractional share of common stock (allocated as described above).

If a U.S. holder receives only cash upon a conversion, the tax treatment of such conversion will be the same as that described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes (Other than a Conversion for Combination of Cash and Common Shares).”

You are urged to consult your own tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of your notes into a combination of cash and common shares

Distributions

Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to dividends received by individuals, for taxable years beginning before January 1, 2013, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided applicable holding period and certain other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive Distributions

The conversion rate of the notes will be adjusted in specified circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Some of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a fundamental change may be treated as a deemed distribution. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain as described in “—Distributions” above. U.S. holders should consult their tax advisors as to whether such deemed distributions are eligible for the reduced rates of U.S. federal income tax applicable in respect of dividends received in taxable years beginning before January 1, 2013 or the dividends received deduction. A U.S. holder’s tax basis in a note will generally be increased by any amount included in income upon an adjustment (or failure to make an adjustment) to the conversion rate of the notes.

Sale, Exchange or Other Taxable Dispositions of Common Stock

Upon the sale, exchange or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s tax basis in the common stock.

Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a reduced rate of federal income tax. The deductibility of capital losses is subject to limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual, estate or trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) the U.S. holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally will include its interest and dividend income and its net gains from the disposition of the notes or common stock, unless such interest or dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in the notes or common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale, exchange, redemption or other disposition of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS within the time and in the manner required by applicable administrative rules.

Consequences to Non-U.S. Holders

Payments of Interest

The 30% U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder provided that:

•	interest paid on the notes is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code (including for this purpose the number of shares of our stock that the non-U.S. holder would acquire by converting all of its notes);

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•

either (a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through specified foreign intermediaries or specified foreign partnerships, and the non-U.S. holder and the foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to shares of our common stock (and any deemed dividends resulting from some adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding or subject to a reduced withholding rate. Any such effectively connected income received by a foreign corporation may, under some circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in some circumstances, against any payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Dispositions of Notes or Shares of Common Stock

Gain recognized by a non-U.S. holder on the sale, exchange or other taxable disposition of a note or common stock (including gain recognized upon the conversion of a note into cash or into a combination of cash and common stock) will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment or fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and other conditions are met; or

•

we are or have been a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.

If you are a non-U.S. holder who is an individual described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange or other taxable disposition of a note or common stock, generally in the same manner as if you were a U.S. holder. If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain recognized on the sale, exchange or other taxable disposition of a note or common stock (which gain may be offset by U.S. source capital losses), even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. We believe that we are not and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Any amounts (including common stock) which a non-U.S. holder receives on a sale, exchange or other taxable disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Payments of Interest.”

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “—Payments of Interest” has been received (and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through specified U.S.-related financial intermediaries, unless the statement described above has been received (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS within the time and in the manner required by applicable administrative rules.

Foreign Accounts

Under legislation enacted in 2010, withholding taxes may be imposed on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on certain payments to U.S. holders who own securities through foreign accounts or foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. IRS guidance indicates that, under future regulations, this withholding will apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of our common stock made on or after January 1, 2015. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

Human Genome Sciences is offering the notes described in this prospectus supplement and the accompanying prospectus through Citigroup Global Markets Inc., as underwriters. Human Genome Sciences has entered into an underwriting agreement with the underwriters, dated as of November     , 2011 (the “Underwriting Agreement”). Subject to the terms and conditions of the Underwriting Agreement, the underwriters have agreed to purchase the notes at a purchase equal to     % of the principal amount of the notes plus accrued interest, if any from November     , 2011.

Underwriters	Principal Amount
Citigroup Global Markets Inc.	$400,000,000

Human Genome Sciences’ notes are offered subject to a number of conditions, including receipt and acceptance of the notes by the underwriters. The underwriters are obligated to purchase all the notes offered if they purchase any of the notes offered. In connection with the sale of the notes, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts.

In connection with this offering, the underwriters or securities dealers may distribute documents to investors electronically.

Human Genome Sciences has granted the underwriters an option to buy up to an additional $60,000,000 aggregate principal amount of notes. The underwriters have 30 days from the date of this prospectus supplement to exercise this option.

The underwriters propose to offer the notes from time to time to purchasers directly or through agents, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may effect such transactions by selling the notes to or through dealers and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or purchasers of notes for whom they may act as agents or to whom they may sell as principal. The underwriters may change the offering price and other selling terms.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

We estimate that the total expenses of this offering payable by us, not including the underwriting discount, will be approximately $0.5 million.

Human Genome Sciences and its executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, Human Genome Sciences and each of these persons may not, without the prior written approval of the underwriters, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge the notes or the common stock or securities convertible into or exercisable or exchangeable for the common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, the underwriters may, in their sole discretion, release all or some of the securities from these lock-up agreements.

With respect to the directors and executive officers, the lock-up restrictions set forth above shall not apply to (i) as a bona fide gift or gifts, provided, that the beneficiary or beneficiaries thereof agree to be bound in writing by these restrictions, (ii) to any trust for the direct or indirect benefit of the director, officer or such person’s immediate family, provided, that the trustee of the trust agrees to be bound in writing by these restrictions and that any such transfer is not a distribution for value, or (iii) pursuant to existing Rule 10b5-1 plans of the directors and officers, or (vi) transfers of the common stock with the prior written consent of the underwriters on behalf of the underwriters.

Human Genome Sciences has agreed to indemnify the underwriters and their affiliates, selling agents and controlling persons against certain liabilities. If Human Genome Sciences is unable to provide this indemnification, it will contribute to the payments the underwriters and their affiliates, selling agents and controlling persons may be required to make in respect of those liabilities.

Human Genome Sciences’ common stock is listed on the Nasdaq Global Select Market under the symbol “HGSI.”

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may sell a greater principal amount of notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the principal amount of notes available for purchase by the underwriters under their option to purchase additional notes. The underwriters can close out a covered short sale by exercising their option to purchase additional notes or purchasing the notes in the open market. In determining the source of notes to close out a covered short sale, the underwriters will consider, among other things, the open market price of notes compared to the price available under the option. The underwriters may also sell notes in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, notes in the open market to stabilize the price of the notes. These activities may raise or maintain the market price of the notes above independent market levels or prevent or delay a decline in the market price of the notes. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

In general, purchases of a security for the purpose of stabilizing or reducing a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock or the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued without notice, once they are commenced.

The underwriters and their affiliates have each provided and may continue to provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees. The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

In connection with the pricing of the notes, we intend to enter into one or more privately negotiated capped call transactions with the hedge counterparties, which may include the underwriters or their affiliates. The capped call transactions will cover, subject to customary anti-dilution adjustments, the number of shares of the common stock initially issuable upon conversion of the notes or additional notes, as applicable. We intend to use approximately $         million of the net proceeds of this offering to fund the cost of the capped call transactions. If the underwriters exercise their option to purchase additional notes, we may use a portion of the net proceeds from the sale of such additional notes to fund the additional cost of entering into one or more additional capped call transactions.

The capped call transactions are intended to reduce the potential dilution to the common stock and/or offset any potential cash payments that may be required to be made by us upon conversion of the notes to the extent described in “Description of the Capped Call Transactions.”

In connection with establishing the initial hedge of the capped call transaction, the hedge counterparties (and/or their affiliates):

•	expect to enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with, or shortly following, the pricing of the notes; and

•

may unwind all or a portion of the over-the-counter cash-settled derivative transactions and purchase shares of our common stock in secondary market transactions shortly following the pricing of the notes.

These activities could increase or prevent a decline in the price of the common stock concurrently with or shortly following the pricing of the notes. The effect, including the direction or magnitude of the effect of these activities, if any, on the market price of the common stock or the notes will depend on several factors, including market conditions, and cannot be ascertained at this time.

In addition, we have been advised by the hedge counterparties that they (and/or their affiliates) expect to modify their hedge positions before maturity of the notes by entering into or unwinding various over-the-counter derivative transactions with respect to shares of the common stock, and/or by purchasing or selling shares of the common stock or the notes in secondary market transactions and/or privately negotiated transactions (and is likely to do so on each exercise date of the capped call transactions). The effect, if any, of these transactions and activities on the market price of the common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of the common stock and the value of the notes and, as a result, the value that a holder will receive upon conversion of the notes.

The decision by the hedge counterparties (and/or their affiliates) to engage in any of these hedging transactions and discontinue any of these transactions with or without notice, once commenced, is within the sole discretion of such hedge counterparties (and/or their affiliates).

Failure by the hedge counterparties (due to bankruptcy or otherwise) to pay or deliver a number of shares of the common stock and/or an amount of cash owed to us under the capped call transactions will not reduce the consideration we are required to deliver to a holder upon its conversion of the notes and may result in a dilution with respect to the common stock. The capped call transactions are separate transactions, are not part of the terms of the notes and will not affect a holder’s rights under the notes. Holders of the notes will not have any rights with respect to the capped call transactions.

See “Risk Factors—Risks Related to the Notes and this Offering—The capped call transactions may affect the value of the notes and the common stock,” and “Description of the Capped Call Transactions.”

Selling Restrictions

Other than in the United States, no action has been taken by Human Genome Sciences that would permit a public offering of the notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The notes offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement and the accompanying prospectus. The prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that relevant member state prior to the publication of a prospectus in relation to such notes that has been approved by the competent authority in that relevant member state and published in accordance with the Prospectus Directive as implemented in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that an offer to the public in that relevant member state of notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that relevant member state:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospective Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes will result in a requirement for the publication by Human Genome Sciences or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive and each person who initially acquires any notes or to whom any offer is made pursuant to this prospectus supplement and the accompanying prospectus will be deemed to have represented, warranted and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this notice, the expression an “offer to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for any notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that all offers of notes will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the European Economic Area, from the requirement to produce a prospectus for offers of the notes. Accordingly any person making or intending to make any offer within the European Economic Area of notes which are the subject of the placement contemplated by this prospectus supplement and the accompanying prospectus should only do so in circumstances in which no obligation arises for Human Genome Sciences or the underwriters to produce a prospectus for such offer. Neither Human Genome Sciences nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary other than offers made by the underwriters which constitute the final placement of notes contemplated in this prospectus supplement and the accompanying prospectus.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus and any other material in relation to the notes described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (to which we will refer to as the Order) or (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated, to whom we will refer as relevant persons. The notes are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such notes will be engaged in only with, relevant persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

No invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, to which we will refer as the FSMA) in connection with the issue or sale of the notes may be communicated or caused to be communicated except in circumstances in which Section 21(1) of the FSMA does not apply to Human Genome Sciences or the underwriters. In addition, all applicable provisions of the FSMA must be complied with in relation to anything done to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

Human Genome Sciences has not been authorized by the Securities and Futures Commission in Hong Kong for public offering in Hong Kong. Accordingly, no person may issue or possess for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes that are, or are intended to be, disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement will be passed upon for us by DLA Piper LLP (US), Baltimore, Maryland and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP has in the past provided, and continues to provide, legal services to Human Genome Sciences.

EXPERTS

The consolidated financial statements of Human Genome Sciences, Inc. as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, incorporated in this prospectus supplement by reference to Human Genome Sciences, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 and the effectiveness of Human Genome Sciences, Inc.’s internal control over financial reporting as of December 31, 2010, incorporated in this prospectus supplement by reference to Human Genome Sciences, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate in this manner is considered part of this prospectus supplement except to the extent updated and superseded by information contained in this prospectus supplement or in a subsequently filed document incorporated into this prospectus supplement. Some information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement, in which event, you should rely on the later information over different information included in this prospectus supplement. We incorporate by reference any filings we make with the SEC after the date of this prospectus supplement under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We also incorporate by reference the documents listed below:

•

Annual Report on Form 10-K for the year ended December 31, 2010, including the portions of the 2011 Definitive Proxy Statement on Schedule 14A, filed on March 30, 2011, incorporated therein by reference;

•	Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2011, June 30, 2011 and September 30, 2011;

•	Current Reports on Form 8-K filed on January 21, 2011, March 10, 2011, March 14, 2011, May 12, 2011, July 14, 2011 and August 1, 2011;

•	Description of common stock contained in Form 8-A filed pursuant to the Exchange Act.

We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of any Current Report on Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus supplement or the accompanying prospectus.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus supplement or the accompanying prospectus. To request a copy of any or all of these documents, you should write or telephone us at: 14200 Shady Grove Road, Rockville, Maryland 20850-7464, (301) 309-8504, Attention: Executive Vice President and General Counsel. See “Where You Can Find More Information” for other ways to obtain these documents.

We file with the SEC annual reports that contain audited financial statements and quarterly reports for the first three quarters of each year that contain unaudited interim financial information.

PROSPECTUS

Human Genome Sciences, Inc.

Common Stock Preferred Stock Debt Securities Warrants to Purchase Common Stock, Preferred Stock or Debt Securities

We will provide the specific terms for each of these securities in supplements to this prospectus. You should read carefully this prospectus and any supplement before you invest.

Our common stock is listed on the Nasdaq Global Market under the symbol “HGSI.”

Investing in our securities involves risk. See “Risk Factors” beginning on page 2.

This prospectus may not be used to complete sales of securities unless it is accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2009.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

SUMMARY

This summary highlights information about Human Genome Sciences, Inc. Because this is a summary, it may not contain all the information you should consider before investing in our securities. You should carefully read this entire prospectus, including the information set forth under “Risk Factors,” and the documents incorporated by reference in this prospectus.

Human Genome Sciences, Inc.

Human Genome Sciences is a commercially focused biopharmaceutical company. During the nine months ended September 30, 2009, we achieved revenues of $162.5 million upon our delivery of raxibacumab (formerly ABthraxTM) to the U.S. Strategic National Stockpile. We have two other products in late-stage clinical development: ZALBINTM (formerly Albuferon®) for chronic hepatitis C and BENLYSTATM (formerly LymphoStat-B®) for systemic lupus erythematosus (“SLE”).

On July 22, 2009, we announced that the U.S. Government agreed to purchase 45,000 additional doses of raxibacumab for the U.S. Strategic National Stockpile, to be delivered over a three-year period beginning near the end of 2009. We expect to receive approximately $152 million from this purchase as deliveries are completed. The purchase was made under a contract entered into with the Biomedical Advanced Research and Development Authority (“BARDA”) in 2006. In May 2009, we submitted a Biologics License Application (“BLA”) to the FDA for raxibacumab for the treatment of inhalation anthrax. In July 2009, the FDA notified us that the BLA for raxibacumab has been filed and will receive priority review.

ZALBIN and BENLYSTA are progressing toward commercialization. In December 2008 and March 2009, we reported that ZALBIN successfully met its primary endpoint in two Phase 3 clinical trials in chronic hepatitis C. We expect to file global marketing applications for ZALBIN in fall 2009. On July 20, 2009, we, together with GlaxoSmithKline (“GSK”), announced that BENLYSTA met the primary endpoint in BLISS-52, the first of two pivotal Phase 3 clinical trials in patients with serologically positive SLE. Based on an intention-to-treat analysis, BENLYSTA met its primary efficacy endpoint of superiority versus the placebo at Week 52. We expect to report the results of the second Phase 3 clinical trial in November 2009. Assuming the second Phase 3 clinical trial is successful, we plan to file global marketing applications for BENLYSTA in the first half of 2010.

We also have substantial financial rights to two novel drugs that GSK has advanced to late-stage development. In December 2008, GSK initiated the first Phase 3 clinical trial of darapladib, which was discovered by GSK based on our technology, in more than 15,000 men and women with chronic coronary heart disease. GSK plans to initiate a second large Phase 3 clinical trial of darapladib in late 2009. In February 2009, GSK initiated a Phase 3 clinical trial program for Syncria® (albiglutide) in the long-term treatment of type 2 diabetes mellitus. Syncria was created by us using our proprietary albumin-fusion technology, and we licensed Syncria to GSK in 2004.

We also have several novel drugs in earlier stages of clinical development for the treatment of cancer, led by our TRAIL receptor antibody HGS-ETR1 and a small-molecule antagonist of IAP (inhibitor of apoptosis) proteins.

Strategic partnerships are an important driver of our commercial success. We have co-development and co-commercialization agreements with prominent pharmaceutical companies for both of our lead products — Novartis for ZALBIN and GSK for BENLYSTA. Raxibacumab is being developed under a contract with BARDA of the Office of the Assistant Secretary for Preparedness and Response, U.S. Department of Health and Human Services (“HHS”).

Our strategic partnerships allow us to focus on our strengths and gain access to global sales and marketing infrastructure, as well as complementary technologies. Some of these partnerships provide us with licensing or other fees, clinical development cost-sharing, milestone payments and rights to royalty payments as products are developed and commercialized. In some cases, we are entitled to certain commercialization, co-promotion, revenue-sharing and other product rights.

We are a Delaware corporation headquartered at 14200 Shady Grove Road, Rockville, Maryland, 20850-7464. Our telephone number is (301) 309-8504. Our website address is www.hgsi.com. Information contained on our website is not a part of, and is not incorporated into, this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Forms 10-Q or Current Reports on Form 8-K and all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. See also “Special Note Regarding Forward-Looking Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents we incorporate by reference contain forward-looking statements. We generally identify forward-looking statements using words like “believe,” “intend,” “expect,” “may,” “will,” “should,” “target,” “objective,” “goal,” “plan,” “project,” “contemplate,” “anticipate” or similar statements. The forward-looking statements are based on our current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of our unproven business model, our dependence on new technologies, the uncertainty and timing of clinical trials, our ability to develop and commercialize products, our dependence on collaborators for services and revenue, our substantial indebtedness and lease obligations, our changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, our dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in our filings with the Securities and Exchange Commission (“SEC”). Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement. We undertake no obligation to update or revise the information contained in this prospectus supplement whether as a result of new information, future events or circumstances or otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may offer, from time to time, in one or more offerings:

•	shares of our common stock;

•	shares of our preferred stock;

•	our debt securities; or

•	warrants to purchase our common stock, preferred stock or debt securities.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities we offer. We may also add, update or change information contained in this prospectus with the prospectus supplement.

We will sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. We will provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

RATIO OF EARNINGS TO FIXED CHARGES

We present below the ratio of our earnings to our fixed charges. Earnings consist of net loss plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and that portion of rental expense we believe to be representative of interest. Amounts shown below are in thousands, except ratio data.

	Nine Months Ended	Year Ended December 31,(1)
	September 30, 2009	2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges(2)	1.26	—	—	—	—	—
Coverage deficiency(3)(4)(5)	—	$(268,891)	$(284,371)	$(264,087)	$(244,553)	$(243,551)

(1)	The Company adopted FASB ASC Topic 470 effective January 1, 2009 and retrospectively applied FASB ASC Topic 470 to all periods presented.

(2)	The Company’s Ratio of Earnings to Fixed Charges for the nine months ended September 30, 2009 includes a gain on extinguishment debt of $38,873 and a gain on sale of an equity investment of $5,259 and reflects revenues received in connection with the delivery of raxibacumab to the Strategic National Stockpile. These amounts should not be considered indicative of the Company’s future performance for remainder of fiscal year 2009.

(3)	The Company’s coverage deficiency for 2008 includes a gain on the sale of an equity investment of $32,518 partially offset by a charge for impaired investments of $6,284.

(4)	The Company’s coverage deficiency for 2006 includes charges for lease termination and restructuring costs of $29,510 partially offset by a gain on the sale of an equity investment of $14,759.

(5)	The Company’s coverage deficiency for 2004 includes net charges of $12,975, relating to a $15,408 charge for restructuring partially offset by a gain recognized on the extinguishment of debt of $2,433.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include the repayment or refinancing of indebtedness or the acquisition of complementary products or companies.

When we offer a particular series of securities, we will describe the intended use of the net proceeds from that offering in a prospectus supplement.

The actual amount of net proceeds we spend on a particular use will depend on many factors, including:

•	our future revenue growth, if any;

•	our future capital expenditures; and

•	the amount of cash required by our operations.

Many of these factors are beyond our control. Therefore, we will retain broad discretion in the use of the net proceeds.

SECURITIES WE MAY OFFER

We may offer shares of common stock, shares of preferred stock, debt securities or warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing, either individually or as units consisting of one or more securities. If securities are offered as units, we will describe the terms of the units in a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

We describe below the common stock and preferred stock we may offer under this prospectus. The terms we summarize below will apply generally to any future common stock or preferred stock that we may offer. We will describe the particular terms of these securities in more detail in a prospectus supplement.

Common Stock

We are authorized to issue 400,000,000 shares of common stock, of which 165,011,468 shares were issued and outstanding as of September 30, 2009. Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled to any dividend declared by our board of directors out of funds legally available for this purpose. After the payment of liquidation preferences to holders of any outstanding preferred stock, holders of our common stock are entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution, or winding up. Holders of our common stock do not have any preemptive right to subscribe or purchase additional shares of any class of our capital stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock, of which no such shares were issued and outstanding as of September 30, 2009. Our certificate of incorporation allows us to issue, without stockholder approval, preferred stock having rights senior to those of our common stock. Our board of directors is authorized, without further stockholder approval, to issue in one or more series and to fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including:

•	dividend rights;

•	conversion rights;

•	voting rights;

•	terms of redemption; and

•	liquidation preferences.

Our board of directors may fix the number of shares constituting any series of preferred stock and the designations of the series. Our board of directors will fix the rights, preferences, privileges and restrictions of the preferred stock of each series by a certificate of designation relating to each series. We will specify the terms of the preferred stock in a prospectus supplement, including:

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends will be paid, if any;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the voting rights, if any, on the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

We will describe the terms of a particular series of preferred stock in the prospectus supplement relating to that series. We urge you to read the applicable certificate of designation and description in the prospectus supplement. The prospectus supplement will contain a description of the U.S. federal income tax consequences relating to the preferred stock.

Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Possible Anti-Takeover Effects

Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, provisions of Delaware law may hinder or delay an attempted takeover of our company other than through negotiation with our board of directors. These provisions could discourage attempts to acquire us or remove our management even if some or a majority of our stockholders believe this action to be in their best interest, including attempts that might result in our stockholders receiving a premium over the market price of their shares of our common stock.

Removal, Vacancies.    Under Delaware law, our directors may be removed with or without cause. Vacancies and newly created directorships resulting from any increase in the size of our board of directors may be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director. These provisions would prevent stockholders from removing incumbent directors and filling the resulting vacancies with their own nominees.

Special Stockholders’ Meetings.    Our bylaws provide that special meetings of stockholders, unless otherwise required by statute, may be called only by a resolution adopted by a majority of the board of directors or by our chairman of the board of directors, the chief executive officer, the president or the secretary.

Section 203 of the Delaware General Corporation Law.    In addition to these provisions of our certificate of incorporation and bylaws, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation’s voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of our company or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.

DESCRIPTION OF DEBT SECURITIES

We may offer any combination of senior debt securities or subordinated debt securities. Debt securities are unsecured obligations to repay advanced funds. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement. We filed the form for each type of indenture as an exhibit to the registration statement of which this prospectus is a part.

We will describe the particular terms of any debt securities we may offer in a prospectus supplement. The following summaries of the debt securities and the indentures are not complete. We urge you to read the indentures and the description of the debt securities included in the prospectus supplement.

General

We may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Unless the prospectus supplement indicates otherwise, senior debt securities will be unsecured and unsubordinated obligations and will rank equal with all our other unsecured and unsubordinated debt. We will make payment on our subordinated debt securities only if we have made all payments due under our senior indebtedness, including any outstanding senior debt securities.

The indentures might not limit the amount of other debt that we may incur and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

We will describe the debt securities and the price or prices at which we will offer the debt securities in a prospectus supplement. We will describe:

•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person to whom any interest on a debt security of the series will be paid;

•	the date or dates on which we must repay the principal;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	if applicable, the duration and terms of the right to extend interest payment periods;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•

the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the depositary and terms for the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•

any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable; and

•	any addition to or change in the covenants in the indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. We will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default in the prospectus supplement. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

If applicable, we will describe the terms on which you may convert debt securities into or exchange them for common stock or other securities or property in the prospectus supplement. The conversion or exchange may be mandatory or may be at your option. We will describe how to calculate the number of shares of common stock or other securities or property that you will receive upon conversion or exchange.

Subordination of Subordinated Debt Securities

We will pay the indebtedness underlying the subordinated debt securities if we have made all payments due under our senior indebtedness, including any outstanding senior debt securities. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. If an event of default accelerates the subordinated debt securities, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange and Transfer

We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place in which we will pay on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. We will deposit each global security with a depositary or a custodian. The global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	the depositary is unwilling or unable to continue as depositary; or

•	the depositary is no longer in good standing under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Your ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

Unless we indicate otherwise, we will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

Unless we indicate otherwise, we will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless we indicate otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

We will name any other paying agents for the debt securities of a particular series in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger and Sale of Assets

Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor assumes our obligations under the debt securities and the indentures; and

•	we meet the other conditions described in the indentures.

Events of Default

Each of the following will constitute an event of default under each indenture:

•	our failure to pay the principal of or any premium on any debt security when due;

•	our failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	our failure to deposit any sinking fund payment when due;

•

our failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	certain events of our bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

Except for certain duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•

the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•	the trustee has not received a direction inconsistent with the request within a specified number of days.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, we and the trustee may change the rights of holders of a series of notes with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in certain limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In certain limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

We may apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of certain restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

•	to maintain a registrar and paying agents and hold moneys for payment in trust;

•	to register the transfer or exchange of the notes; and

•	to replace mutilated, destroyed, lost or stolen notes.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the U.S. that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may establish this trust only if:

•	no event of default has occurred and continues to occur;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we satisfy other customary conditions precedent described in the applicable indenture.

Notices

We will mail notices to holders of debt securities as indicated in the prospectus supplement.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York.

DESCRIPTION OF WARRANTS

Warrant to Purchase Common Stock or Preferred Stock

The following summarizes the terms of common stock warrants and preferred stock warrants we may issue. We urge you to read the detailed provisions of the stock warrant agreement that we will enter into with a stock warrant agent we select at the time of issue.

General.    We may issue stock warrants evidenced by stock warrant certificates under a stock warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer stock warrants, we will describe the terms of the stock warrants in a prospectus supplement, including:

•	the offering price, if any;

•	the number of shares of common or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

•	if applicable, the designation and terms of the preferred stock purchasable upon exercise of the stock warrants;

•	the dates on which the right to exercise the stock warrants begins and expires;

•	U.S. federal income tax consequences;

•	call provisions, if any;

•	the currencies in which the offering price and exercise price are payable; and

•	if applicable, any antidilution provisions.

Exercise of Stock Warrants.    You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. You must pay the exercise price by cash or check when you surrender your stock warrant certificate. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates, the transfer agent will deliver a certificate representing the number of shares of common stock or preferred stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

No Rights as Stockholders.    Holders of stock warrants are not entitled to vote, to consent, to receive dividends or to receive notice as stockholders with respect to any meeting of stockholders, or to exercise any rights whatsoever as stockholders.

Warrants to Purchase Debt Securities

The following summarizes the terms of the debt warrants we may offer. We urge you to read the detailed provisions of the debt warrant agreement that we will enter into with a debt warrant agent we select at the time of issue.

General.    We may issue debt warrants evidenced by debt warrant certificates independently or together with any securities offered by any prospectus supplement. If we offer debt warrants, we will describe the terms of the warrants in a prospectus supplement, including:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants and the terms of the indenture under which the debt securities will be issued;

•	if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

•	if applicable, the date on and after which the debt warrants and any related securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the debt warrants begins and expires;

•	U.S. federal income tax consequences;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currencies in which the offering price and exercise price are payable; and

•	if applicable, any antidilution provisions.

You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which we will list in the prospectus supplement. You will not have any of the rights of holders of debt securities, except to the extent that the consent of warrantholders may be required for certain modifications of the terms of an indenture or form of the debt security and the series of debt securities issuable upon exercise of the debt warrants. In addition, you will not receive payments of principal of and interest, if any, on the debt securities unless you exercise your debt warrant.

Exercise of Debt Warrants.    You may exercise debt warrants by surrendering to the debt warrant agent the debt warrant certificate, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver to you the debt securities in authorized denominations in accordance with your instructions and at your sole cost and risk. If you exercise fewer than all the debt warrants evidenced by any debt warrant certificate, the agent will deliver to you a new debt warrant certificate representing the unexercised debt warrants.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. We will describe the terms of the offering of the securities in a prospectus supplement, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters we name in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If we use underwriters in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (d) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for securities; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the securities which is not expected to exceed that customary in the types of transactions involved.

We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL MATTERS

DLA Piper LLP (US), Baltimore, Maryland, will provide us with an opinion as to legal matters in connection with the securities we are offering.

EXPERTS

The consolidated financial statements of Human Genome Sciences, Inc. incorporated by reference in Human Genome Sciences, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Human Genome Sciences, Inc.’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. The adjustments to the financial statements of Human Genome Sciences, Inc. appearing in Human Genome Sciences, Inc.’s Current Report on Form 8-K dated July 27, 2009 have been examined by Ernst & Young LLP, as set forth in their report included therein and incorporated herein by reference. Such financial statements and such adjustments have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act a registration statement on Form S-3. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted under the rules of the SEC. We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The Exchange Act file number for our SEC filings is 000-22962. You may read and copy the registration statement and any other document we file at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. Our filings with the SEC are available without charge on our website as soon as reasonably practicable after filing. We use our website as a channel for distributing information to the securities marketplace. Our common stock is listed on the Nasdaq Global Market under the symbol “HGSI.”

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference any filings we make with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. We also incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	Our Current Reports on Form 8-K filed on July 23, 2009, July 27, 2009 and August 3, 2009; and
•	Description of Common Stock contained in Form 8-A filed pursuant to the Exchange Act.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: 14200 Shady Grove Road, Rockville, Maryland 20850-7464, (301) 309-8504, Attention: Senior Vice President and Chief Financial Officer. See “Where You Can Find More Information” for other ways to obtain these documents.

We furnish our stockholders with annual reports that contain audited financial statements and quarterly reports for the first three quarters of each year that contain unaudited interim financial information.

November     , 2011